EXHIBIT 2

Scheme Implementation Agreement

iSOFT Group Limited

CSC Computer Sciences Australia Holdings Pty Limited

Computer Sciences Corporation

Contents

Clause
Number                      Heading Page

1	Definitions and interpretation	1

2	Agreement to propose Scheme and Option Scheme	13

3	Conditions	13

4	Scheme of Arrangement	20

5	Co-operation	21

6	Implementation	21

7	Warranties	31

8	Termination	35

9	Break Fee	37

10	Public announcements	39

11	Confidentiality	39

12	Conduct of Court proceedings	40

13	Exclusivity	40

14	Other securities	43

15	Costs and stamp duty	43

16	Guarantee and indemnity	44

17	Notices	45

18	General	47

	Annexure 1 - Timetable	51

	Annexure 2 - Option Scheme Deed Poll	52

	Annexure 3 - Deed Poll	53

	Annexure 4 - Scheme of Arrangement (Options)	54

	Annexure 5 - Scheme of Arrangement (Shares)	55

	Annexure 5 - Public Announcement	56

i

Date	March 2011

Parties	iSOFT Group Limited (ACN 063 539 702) of Darling Park Tower 2, Level 27, 201 Sussex Street, Sydney New South Wales 2000 Australia (iSOFT)

CSC Computer Sciences Australia Holdings Pty Limited (ACN 120 570 390) of 26 Talavera Road, Macquarie Park, Sydney, New South Wales 2113 Australia (Bidder)

Computer Sciences Corporation (of 3170 Fairview Park Drive, Falls Church Virginia, USA 22042 (Bidder Parent)

 Recitals

A
Bidder wishes to acquire all of the issued fully paid ordinary shares in iSOFT, together with the cancellation of all options to subscribe for fully paid ordinary shares in iSOFT, by means of separate schemes of arrangement under Part 5.1 of the Corporations Act.

B	iSOFT and Bidder have agreed to implement the Scheme and Option Scheme in good faith subject to the terms and conditions of this Agreement.

C	Contemporaneously with the Scheme and Option Scheme:

(i)
iSOFT is proposing to facilitate the vesting and automatic exercise of the Performance Rights, with the iSOFT Shares issued upon exercise of the Performance Rights prior to the Scheme Record Date being acquired pursuant to the Scheme;

(ii)	by way of amendment to the terms of the Convertible Note Deed Poll, all of the outstanding Convertible Notes will be repaid by Bidder (on behalf of iSOFT) on the Implementation of the Scheme; and

(iii)
by way of amendment to the terms of the Warrant Deed Poll, the Warrants will be extinguished on Implementation of the Scheme upon Bidder paying (on behalf of iSOFT) the Warrant Consideration to the holder of the Warrants.

D	iSOFT and Bidder have agreed certain other matters in connection with the implementation of the Scheme and Option Scheme as set out in this Agreement.

E	Bidder Parent agrees to guarantee the performance by Bidder of the Guaranteed Obligations.

 Operative provisions

1	Definitions and interpretation

Definitions

1.1	In this Agreement, unless the context otherwise requires:

 Adviser means, in relation to an entity, its legal, financial and other expert advisers (not including the Independent Expert).

 Aggregate Warrant Consideration means an amount equivalent to the Warrant Consideration multiplied by the number of the Warrants held by Oceania as at the date of this Agreement.

 ASIC means the Australian Securities and Investments Commission.

 Associate has the meaning given in section 12(2) of the Corporations Act as if iSOFT was the designated body.

 ASX means ASX Limited (ACN 008 624 691) or, where the context requires, the securities market which it operates.

 Authorisation means, in relation to the iSOFT Group, any material licence, permit or approval granted by a Government Agency, that is necessary for the iSOFT Group to conduct its business as it is being conducted as at the date of this Agreement.

 Bidder Group means the Bidder Parent and each of its respective Subsidiaries.

 Bidder Indemnified Party means each member of the Bidder Group and their respective Representatives.

 Bidder Material Adverse Change means one or more occurrences or any fact, matter or circumstance (whenever occurring) that is announced or becomes known to iSOFT that individually, or when aggregated with all such occurrences, facts, matters or circumstances, has had or is reasonably likely to have one of the following effects to prevent or would be likely to prevent Bidder from materially discharging its obligations under this Agreement, unless that occurrence, fact, matter or circumstance:

(a)	was publicly announced by the Bidder Group or otherwise Fairly Disclosed in publicly available filings by the Bidder Group at least two Business Days prior to the date of this Agreement; or

(b)
is required to be undertaken by the Bidder Group in connection with the Scheme, Option Scheme or this Agreement, or the Bidder Group otherwise elects (acting reasonably) to undertake an action or event in connection with the Scheme, Option Scheme or this Agreement.

 Bidder Prescribed Event means the occurrence of any of the following:

(a)	Bidder or Bidder Parent resolving that it be wound up;

(b)	a liquidator, provisional liquidator or administrator being appointed to Bidder or Bidder Parent;

(c)	the making of an order by a court for the winding up of Bidder or Bidder Parent;

(d)	Bidder or Bidder Parent executing a deed of company arrangement; or

(e)	a receiver, or a receiver and manager, in relation to the whole, or a substantial part, of the property of Bidder or Bidder Parent being appointed.

 Bidder Scheme Information means information about the Bidder Group which is provided to iSOFT by or on behalf of Bidder to enable the Scheme Booklet to be prepared in accordance with all applicable laws, applicable ASIC guidance and policies (including ASIC Regulatory Guide 60) and the Listing Rules or to the Independent Expert to enable it to prepare its report, including information regarding the arrangements Bidder has in place to fund the Scheme Consideration and the Option Scheme Consideration and Bidder's intentions with respect to the assets, business and employees of iSOFT if the Scheme is implemented, including any section describing the merged business.

 Bidder Warranties means the representations and warranties of Bidder set out in clause 7.4.

 Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney, NSW Australia and Virginia, United States of America.

 Claim means a demand, claim, action or proceeding, however arising and whether present, unascertained, immediate, future or contingent, including any claim for specific performance.

 Competing Proposal means any expression of interest, offer or proposal by any person (other than Bidder or its Associates):

(a)
to consider or enter into any transaction which, if ultimately completed, will have the result that any person or two or more persons who are Associates (other than Bidder or its Associates) will, or would reasonably be expected to, acquire voting power in 50% or more of iSOFT Shares, including by way of a takeover bid, scheme of arrangement, amalgamation, merger, capital reconstruction, consolidation, shareholder-approved iSOFT Share acquisition or issuance, share buy-back or repurchase, reverse takeover, establishment of a new holding entity for iSOFT or any other transaction or arrangement with iSOFT;

(b)	to acquire, have a right to acquire or obtain:

(i)	control (as determined under section 50AA of the Corporations Act); or

(ii)	an economic interest in (whether directly or indirectly) all or substantially the whole of the assets or business of the iSOFT Group; or

(c)
to form a dual listed company structure, stapled security structure or other form of synthetic merger having the same or substantially the same effect as a takeover bid for, or scheme of arrangement or merger in respect of, iSOFT.

 Competition Authority means any relevant government, governmental, national, supranational, competition or antitrust body or other authority, in any jurisdiction, which is responsible for applying merger control or other competition or antitrust legislation in such jurisdictions and, for the avoidance of doubt, includes the notion of "competent authority" as that term is used in the EU Regulation.

 Completion means completion of the implementation of the Scheme or Option Scheme (as the context requires) on the Implementation Date.

 Condition means a condition to the Scheme set out in clause 3.1 and/or a condition to the Option Scheme set out in clause 3.2 (as the context requires).

 Confidentiality Agreement means the confidentiality agreement between iSOFT and Bidder Parent dated on or about 21 September 2010 (as amended on 4 March 2011).

 Convertible Notes means a convertible note issued by iSOFT pursuant to the Convertible Note Deed Poll that converts into an iSOFT Share.

 Convertible Note Deed Poll means the deed poll executed by iSOFT in favour of the holder of Convertible Notes dated on or about 21 August 2007 (as amended from time to time).

 Convertible Note Redemption Amount means $39,717,621.22.

 Corporations Act means the Corporations Act 2001 (Cth).

 Court means a court of competent jurisdiction under the Corporations Act.

 Deed Poll means the deed poll to be executed by Bidder in the form of Annexure 3.

 Dispatch Date means the day that the Scheme Booklet is dispatched to iSOFT Shareholders and Optionholders.

 Effective means, when used in relation to the Scheme or Option Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the Court order made under section 411(4)(b) of the Corporations Act in relation to the Scheme or Option Scheme (as the context requires).

 Effective Date means the date on which an office copy of the Court order made under section 411(4)(b) of the Corporations Act approving the Scheme or Option Scheme (as the context requires) is lodged with ASIC.

 Exclusivity Period means the period between the date of this Agreement and the earliest of:

(a)	the Implementation Date;

(b)	the date this Agreement is terminated in accordance with its terms; and

(c)	the Sunset Date.

 Exercise Price means $0.1614 per Warrant.

 Existing Financing Facilities means the financing facilities which are disclosed in the letter from iSOFT to Bidder dated 28 March 2011, which letter is included as data room document number 22.02.03 in the electronic data room established by iSOFT in connection with the Sale Process.

 EIP Rules means the iSOFT Employee Incentive Plan Rules dated September 2008.

 EU Member State means any Member State of the European Union or, with the exception of Switzerland, of the European Free Trade Association.

 EU Regulation means Council Regulation (EC) 139/2004.

 Facilities Agreement means the single currency term and multi-currency facilities agreement dated 23 December 2009 between, amongst other, iSOFT and Barclays Bank plc as facility agent and security agent.

 Fairly Disclosed means disclosed in sufficient detail so as to enable a reasonable and sophisticated buyer (or one of its Representatives) experienced in transactions similar to the Scheme and experienced in a business similar to any business conducted by the iSOFT Group, to identify the nature and scope of the relevant matter, event or circumstance.

 First Court Date means the date of the hearing by the Court of the application to order the convening of the Scheme Meeting and Option Scheme Meeting under section 411(1) of the Corporations Act.

 Government Agency means an Australian or foreign:

(a)	government, whether federal, state, territorial or local;

(b)	department, office or minister of a government (whether federal, state, territorial or local) acting in that capacity; or

(c)
commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal authority, whether statutory or not and whether federal, state, territorial or local, and includes ASX, ASIC, the Australian Competition and Consumer Commission, the Foreign Investment Review Board and the Takeovers Panel.

 GST means goods and services tax as defined in A New Tax Systems (Goods and Services Tax) Act 1999 (Cth), or any like tax.

 Guaranteed Obligations means the obligations of Bidder to pay the Scheme Consideration pursuant to this Agreement, the Deed Poll and the Scheme, the Option Scheme Consideration pursuant to this Agreement, the Option Scheme Deed Poll and the Option Scheme, and the Warrant Consideration and the Convertible Note Redemption Amount pursuant to clause 14.2 of this Agreement.

 Headcount Test means the requirement under section 411(4)(a)(ii)(A) of the Corporations Act that the resolution to approve the Scheme at the Scheme Meeting is passed by a majority in number of iSOFT Shareholders present and voting, either in person or by proxy.

 Implementation means the implementation of the Scheme or Option Scheme (as the context requires), following it becoming Effective under section 411(10) of the Corporations Act.

 Implementation Date means the third Business Day after the Scheme Record Date.

 Independent Expert means an expert independent of the parties engaged by iSOFT to opine (and prepare a report for inclusion in the Scheme Booklet) on whether the Scheme or the Option Scheme is in the best interests of iSOFT Shareholders or Optionholders (as the case may be).

 Integration Committee means the operational committee established in accordance with clause 6.13.

 iSOFT Board means the board of directors of iSOFT as constituted from time to time.

 iSOFT Director means a director of iSOFT.

 iSOFT Due Diligence Information means all information, other than Non-Factual Statements and iSOFT Forecasts, disclosed or made available by or on behalf of iSOFT and its Representatives, in the electronic data room established by iSOFT in connection with the Sale Process, to Bidder or its Representatives in the period up until 5.00pm (London time) on 24 March 2011, including the PwC Report, the materials identified in the letter from iSOFT to Bidder dated 28 March 2011, which letter is included as data room document number 22.02.02 in the electronic data room established by iSOFT in connection with the Sale Process and all responses to requests for information made by or on behalf of Bidder and its Representatives.

 iSOFT Forecasts means the materials identified in the letter from iSOFT to Bidder dated 28 March 2011, which letter is included as data room document number 22.02.01 in the electronic data room established by iSOFT in connection with the Sale Process.

 iSOFT Group means iSOFT and each of its Subsidiaries.

 iSOFT Indemnified Party means each member of the iSOFT Group and their respective Representatives.

 iSOFT Material Adverse Change means one or more occurrences or any fact, matter or circumstance (whenever occurring) that is announced or becomes known to Bidder that individually, or when aggregated with all such occurrences, facts, matters or circumstances, has had or is reasonably likely to have one or more of the following effects:

(a)	to materially adversely affect the status or terms of any material Authorisation;

(b)	to prevent or would be likely to prevent iSOFT from materially discharging its obligations under this Agreement; or

(c)	to otherwise materially adversely affect the business, assets, financial condition, results, operations, reputation or prospects of the iSOFT Group (as a whole) including:

(i)	any material default by the iSOFT Group or any member of the iSOFT Group under the Facilities Agreement;

(ii)	any material litigation commenced against any member of the iSOFT Group and any material Claim that alleges that intellectual property of the iSOFT Group infringes the rights of a third party; or

(iii)
the termination of any material contract of the iSOFT Group (other than (a) a voluntary termination by CSC Computer Sciences Limited of the Project Sub-Contract Agreement in accordance with Clause 40.2 of the Project Sub-Contract Agreement or (b) a termination by iSoft plc under Clause 39.13 of the Project Sub-Contract or (c) a termination by CSC in accordance with clause 40.1 of the Project Sub-Contract Agreement);

unless that occurrence, fact, matter or circumstance:

(d)	was Fairly Disclosed in the iSOFT Due Diligence Information (except in respect of paragraph (c)(i), which is not qualified by the iSOFT Due Diligence Information);

(e)	was Fairly Disclosed in the iSOFT Forecasts;

(f)
arose from (i) the termination or non-renewal of any customer contracts by the counter-parties to those contracts; or (ii) the failure of iSOFT to secure any prospective customer contract, in each case,  primarily as a result of the announcement of the Proposed Transaction;

(g)	was otherwise Fairly Disclosed in the Public Filings;

(h)	comprises a change in applicable law after the date of this Agreement; or

(i)	is required to be undertaken by iSOFT or its Subsidiary (as the case may be) in connection with the Scheme, Option Scheme or this Agreement.

 iSOFT Prescribed Event means the occurrence of any of the following:

(a)	iSOFT or any of its Subsidiaries converting all or any of its shares into a larger or smaller number of shares;

(b)	iSOFT or any of its Subsidiaries resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

(c)	iSOFT or any of its Subsidiaries entering into a buy-back agreement, or resolving to approve the terms of a buy-back agreement under the Corporations Act;

(d)	iSOFT declaring, paying or distributing any dividend, bonus or other share of its profits or assets or returning or agreeing to return any capital to its members;

(e)	iSOFT or any of its Subsidiaries issuing shares, or granting an option over its shares, or agreeing to make such an issue, or grant, or to vary the terms of, such an option;

(f)	iSOFT or any of its Subsidiaries issuing or agreeing to issue securities or other instruments convertible into shares or debt securities or varying the terms of any such existing securities;

(g)	iSOFT or any of its Subsidiaries disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

(h)
other than as specifically permitted or required by existing banking facilities or in the ordinary course of business or consistent with past practice, iSOFT or any of its Subsidiaries creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property;

(i)	other than in respect of Travel Blitz Pty Ltd, iSOFT or any of its Subsidiaries resolving that it be wound up;

(j)	other than in respect of Travel Blitz Pty Ltd, a liquidator, provisional liquidator or administrator of iSOFT or any of its Subsidiaries being appointed;

(k)	other than in respect of Travel Blitz Pty Ltd, the making of an order by a court for the winding up of iSOFT or any of its Subsidiaries;

(l)	other than in respect of Travel Blitz Pty Ltd, iSOFT or any of its Subsidiaries executing a deed of company arrangement;

(m)
other than in respect of Travel Blitz Pty Ltd, a receiver, or a receiver and manager, in relation to the whole, or a substantial part, of the property of iSOFT or any of its Subsidiaries being appointed;

(n)	iSOFT or any of its Subsidiaries making any material amendment to its constitution; or

(o)
iSOFT or any of its Subsidiaries making any change to their accounting practices or policies, other than to comply with generally accepted accounting standards applicable in respect of the entity's jurisdiction of incorporation, however none of the above events will constitute an iSOFT Prescribed Event where:

(p)	iSOFT has first consulted, in reasonable detail, with Bidder in relation to the proposed event, and Bidder has approved in writing the proposed event; or

(q)	iSOFT or its Subsidiary (as the case may be) is required or elects (acting reasonably) to undertake the event in connection with:

(i)	the Scheme;

(ii)	the Option Scheme;

(iii)	the exercise, conversion, transfer or cancellation of the Options, Performance Rights, Warrants or Convertible Notes; or

(iv)	this Agreement.

 iSOFT Scheme Information means all information included in the Scheme Booklet other than the Bidder Scheme Information included in the Scheme Booklet and the Independent Expert's report.

 iSOFT Share means an issued fully paid ordinary share in iSOFT.

 iSOFT Shareholder means each person who is registered in the Register as a holder of iSOFT Shares.

 iSOFT Shareholder Approval means a resolution by iSOFT Shareholders in favour of the Scheme passed by the majorities required under section 411(4)(a)(ii) of the Corporations Act or, in the circumstances contemplated by clause 3.5, the majority required under section 411(4)(a)(ii)(B) of the Corporations Act.

 iSOFT Warranties means the representations and warranties of iSOFT set out in clause 7.1.

 LR 6.23 Waiver means a waiver from the ASX of any requirement under ASX Listing Rule 6.23 to obtain iSOFT Shareholder approval to the cancellation of the Warrants as contemplated by this Agreement and the Warrant Deed Poll.

 Lenders means Barclays Capital, KFW Ipex-Bank GmbH, The Governor and Company of the Bank of Ireland, Clydesdale Bank plc, Westpac Banking Corporation, Abbey National Treasury Services plc and any other lender under the Facilities Agreement.

 Listing Rules means the listing rules of ASX as amended from time to time.

 Majority of the iSOFT Board means more than 50% of the iSOFT Directors including any of the iSOFT Directors nominated by Oceania Capital Partners Limited or any of its Related Bodies Corporate.

 Non-Factual Statements means the following statements as to matters which are not of a factual nature:

(a)	in respect of the PwC Report:

(i)	statements, representations or assertions of opinion, supposition or conjecture;

(ii)	statements, representations or assertions which are inferences drawn from facts;

(iii)	statements, representations or assertions as to the financial performance or position of the iSOFT Group (or any member of the iSOFT Group) subsequent to the date of this Agreement;

(iv)
statements, representations or assertions as to the occurrence or non-occurrence of any action by any member of the iSOFT Group or third parties or any other event subsequent to the date of this Agreement; and

(v)	statements, representations or assertions as to the existence or non-existence of any state of affairs at a date subsequent to the date of this Agreement;

(b)	in respect of all other information disclosed in the electronic data room established by iSOFT in connection with the Sale Process:

(i)	statements, representations or assertions as to the financial performance or position of the iSOFT Group (or any member of the iSOFT Group) subsequent to the date of this Agreement;

(ii)
statements, representations or assertions as to the occurrence or non-occurrence of any action by any member of the iSOFT Group or third parties or any other event subsequent to the date of this Agreement; and

(iii)	statements, representations or assertions as to the existence or non-existence of any state of affairs at a date subsequent to the date of this Agreement.

 Oceania means Oceania Healthcare Technology Investments Pty Ltd (ACN 114 762 551), being the holder of the Convertible Notes and Warrants.

 Officer means, in relation to an entity, its directors, officers and employees.

 Option means an option to subscribe for an iSOFT Share.

 Optionholder means each person who is registered in the Option Register as a holder of an Option.

 Optionholder Approval means a resolution by Optionholders in favour of the Option Scheme passed by the majorities required under section 411(4)(a)(i) of the Corporations Act.

 Option Register means the register of holders of Options.

 Option Scheme means the creditors' scheme of arrangement, substantially in the form set out in Annexure 4, under Part 5.1 of the Corporations Act between iSOFT and the Scheme Optionholders as described in clause 4, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and approved in writing by iSOFT and Bidder.

 Option Scheme Consideration means $0.001 or such greater amount as Bidder shall determine in its absolute discretion in respect of each Scheme Option.

 Option Scheme Deed Poll means a deed poll to be executed by Bidder substantially in the form of Annexure 2 under which Bidder covenants in favour of the Optionholders to perform its obligations under the Option Scheme.

 Option Scheme Meeting means the meeting of Optionholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

 Performance Rights means a right granted by iSOFT for the holder of a performance right to acquire by way of issue an iSOFT Share subject to the terms of the EIP Rules.

 Project Sub-Contract Agreement means the Project Sub-Contract Agreement between CSC Computer Sciences Limited and iSOFT plc dated 28 April 2004.

 Proposed Transaction means the proposed acquisition of all of the iSOFT Shares and Options by the Bidder pursuant to the Scheme and Option Scheme, in accordance with the terms and conditions of this Agreement.

 Public Filings means (i) all publicly available filings made by iSOFT or any of its Subsidiaries in Australia, and (ii) all public filings of statutory financial year end accounts made by iSOFT or any of its Subsidiaries in Germany, the Netherlands, Spain and the United Kingdom, in each case, in the period beginning on 1 November 2007 and ending on the date that is at least two Business Days before the date of this Agreement.

 PwC Report means the draft Project Kiwi Vendor Due Diligence Report prepared by PricewaterhouseCoopers dated 19 March 2011, excluding any Non-Factual Statements contained therein.

Recommendation means

(a)	in respect of the Scheme, the recommendation by all of the iSOFT Directors to iSOFT Shareholders to vote in favour of the Scheme in the form described in clause 6.5 of this Agreement; and

(b)	in respect of the Option Scheme, the recommendation by all of the iSOFT Directors to Optionholders to vote in favour of the Option Scheme in the form described in clause 6.5 of this Agreement.

 Register means the register of shareholders of iSOFT.

 Regulatory Consents has the meaning given to that term in clause 3.1(f).

 Related Body Corporate has the meaning given to that term in the Corporations Act.

 Representative means, in relation to an entity:

(a)	each of the entity's Related Bodies Corporate; and

(b)	each of the Officers and Advisers of the entity or any of its Related Bodies Corporate in respect of the Scheme and Option Scheme.

 Sale Process means the process which was implemented by iSOFT (and which commenced at the beginning of February 2011) in connection with the proposed sale of all of the shares or assets of the iSOFT Group.

 Scheme means the scheme of arrangement, substantially in the form set out in Annexure 5, under Part 5.1 of the Corporations Act between iSOFT and iSOFT Shareholders as described in clause 4, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and approved in writing by iSOFT and Bidder.

 Scheme Booklet means, in respect of the Scheme and Option Scheme, the document including the information described in clause 6.1(a) to be approved by the Court and dispatched to iSOFT Shareholders and Optionholders.

 Scheme Consideration means $0.17 in respect of each Scheme Share.

 Scheme Meeting means the meeting of iSOFT Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

 Scheme Option means each Option on issue at the Scheme Record Date.

 Scheme Optionholder means each person who holds Scheme Options.

 Scheme Record Date means 7.00 pm on the fifth Business Day after the Effective Date.

 Scheme Share means an iSOFT Share as at the Scheme Record Date.

 Scheme Shareholder means each person who holds Scheme Shares.

 Second Court Date means the date of the hearing by the Court of the application to approve the Scheme and Option Scheme under section 411(4)(b) of the Corporations Act.

 Senior Manager means a director or senior executive of iSOFT involved in the management of the iSOFT Group.

 Share Splitting means the splitting by a holder of iSOFT Shares of those iSOFT Shares into two or more parcels of iSOFT Shares whether or not it results in any change in beneficial ownership of the iSOFT Shares.

 Subsidiary has the meaning given to that term in the Corporations Act.

 Sunset Date means:

(a)	5.00 pm (London time) on Thursday, 15 September 2011; or

(b)	such other date and time agreed in writing between iSOFT and Bidder.

 Superior Proposal means a bona fide Competing Proposal which the iSOFT Board, in good faith and to satisfy what the iSOFT Board considers to be its fiduciary or statutory duties (after having taken advice from its legal and financial advisers), determines is, or is reasonably likely to result in, a transaction more favourable to iSOFT Shareholders than the Scheme, taking into account all terms and conditions of the Competing Proposal.

 Timetable means the indicative timetable set out in Annexure 1.

 voting power has the meaning given to that term in Chapter 6 of the Corporations Act.

 Warrant means a warrant issued under the Warrant Deed Poll.

 Warrant Cancellation Approval means the approval of iSOFT Shareholders in accordance with ASX Listing Rule 6.23 in respect of the cancellation of the Warrants.

 Warrant Consideration means the Scheme Consideration less the Exercise Price for each Warrant.

 Warrant Deed Poll means the deed poll executed by iSOFT in favour of the holder of Warrants dated on or about 29 October 2007 (as amended from time to time).

Interpretation

1.2	In this Agreement:

(a)	unless the context requires another meaning, a reference:

(i)	to the singular includes the plural and vice versa;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to a party means a party to this Agreement;

(vi)	to an item, Recital, clause, Schedule or Annexure is to an item, Recital, clause, Schedule or Annexure of or to this Agreement;

(vii)	to a notice means a notice, approval, demand, request, nomination or other communication given by one party to another under or in connection with this Agreement;

(viii)	to a person (including a party) includes:

(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

(B)	the person's successors, permitted assigns, substitutes, executors and administrators; and

(C)
a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;

(ix)
to a law includes any legislation, judgment, rule of common law or equity or rule of any applicable stock exchange, and is a reference to that law as amended, consolidated, supplemented or replaced and includes a reference to any regulation, by-law or other subordinate legislation;

(x)	to proceedings includes litigation, arbitration and investigation;

(xi)	to a judgment includes an order, injunction, decree, determination or award of any court or tribunal;

(xii)	to time is to prevailing Sydney NSW time; and

(xiii)	to $ means the lawful currency of Australia;

(b)	the words "including" or "includes" means "including, but not limited to", or "includes, without limitation" respectively;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	headings are for convenience only and do not affect interpretation of this Agreement;

(e)	if a payment or other act must (but for this clause) be made or done on a day that is not a Business Day, then it must be made or done on the next Business Day; and

(f)	if a period must be calculated from, after or before a day or the day of an act or event, it must be calculated excluding that day.

Construction

1.3	This Agreement may not be construed adversely to a party only because that party or its legal advisers were responsible for preparing it.

Payments

1.4	Unless otherwise expressly provided in this Agreement, where an amount is required to be paid to a party (the Receiving Party) by another party under this Agreement, that amount must be paid:

(a)
in immediately available and irrevocable funds by electronic transfer to a bank account or accounts notified by the Receiving Party in writing on or before the due date for payment, or in other such immediately payable funds as the parties agree; and

(b)	without deduction, withholding or set-off.

 In this clause 1.4, a Receiving Party does not include a Scheme Shareholder or Scheme Optionholder.

2	Agreement to propose Scheme and Option Scheme

2.1	iSOFT will propose and seek to implement the Scheme and Option Scheme in accordance with this Agreement and the Corporations Act.

2.2	Bidder will comply with its obligations under:

(a)	the Scheme;

(b)	the Option Scheme;

(c)	the Deed Poll;

(d)	the Option Scheme Deed Poll;

(e)	the Convertible Note Deed Poll;

(f)	the Warrant Deed Poll; and

(g)	this Agreement,

and will provide reasonable assistance to iSOFT in proposing and implementing the Scheme and Option Scheme in accordance with this Agreement.

3	Conditions

Scheme Conditions

3.1
Subject to this clause 3, the Scheme will not become Effective and the obligations of the parties in relation to the Scheme (including the obligations of Bidder to pay the Scheme Consideration to Scheme Shareholders under the Deed Poll) do not become binding until each of the following Conditions is satisfied or waived in accordance with clauses 3.6 to 3.12:

(a)	(Orders convening Scheme Meeting) The Court orders the convening of the Scheme Meeting under section 411(1) of the Corporations Act.

(b)	(iSOFT Shareholder Approval) iSOFT Shareholder Approval is obtained at the Scheme Meeting.

(c)
(Court approval of Scheme) The Court makes orders under section 411(4)(b) of the Corporations Act approving the Scheme either unconditionally or on conditions that do not impose unduly onerous obligations on either party (acting reasonably) on the Second Court Date.

(d)	(Order lodged with ASIC) An office copy of the Court order approving the Scheme is lodged with ASIC as contemplated by section 411(10) of the Corporations Act on or before the Sunset Date.

(e)
(No prohibitive orders) Prior to 8.00 am on the Second Court Date, no Government Agency takes any action, or imposes any legal restraint or prohibition, to prevent the implementation of the Scheme (or any transaction contemplated by the Scheme), which remains in force at 8.00 am on the Second Court Date.

(f)
(Regulatory Consents) The following approvals or consents required from any Government Agency to implement the transactions envisaged by this Agreement (other than the approval of the Court of the Scheme and Option Scheme under section 411(4)(b) of the Corporations Act) are obtained (or deemed obtained) on terms reasonably acceptable to iSOFT and Bidder and not withdrawn by 8.00 am on the Second Court Date:

(i)	(FIRB) The Treasurer of the Commonwealth of Australia (or his agent) either:

(A)
has provided written advice or confirmation which is unconditional, or subject only to conditions acceptable to Bidder (acting reasonably), to the effect that there is no objection to the Proposed Transaction; or

(B)	becomes or is precluded (at any time before the Second Court Date) from making an order prohibiting the Proposed Transaction under the Foreign Acquisitions and Takeovers Act 1975 (Cth).

(ii)	(Anti-trust approvals)

(A)
in so far as the Scheme is notified to the European Commission under the EU Regulation, and the Scheme as so notified has not been referred back entirely (or deemed to have been referred back in its entirety), to the Competition Authority of any EU Member State under Article 4(4) or Article 9 of the EU Regulation:

I	the European Commission having adopted a decision pursuant to Article 6(1)(a) of the EU Regulation declaring that neither the Scheme nor any part of it falls within the scope of the EU Regulation; or

II
the European Commission having adopted a decision pursuant to Article 6(1)(b) of the EU Regulation declaring the Scheme to be compatible with the common market, either unconditionally or subject to such conditions, obligations, undertakings or modifications as shall be reasonably acceptable to iSOFT and Bidder, or the period laid down by Article 10(1) of the EU Regulation having elapsed without an Article 6(1) decision having been taken; or

III
the European Commission having adopted a decision pursuant to Article 8(1) or 8(2) of the EU Regulation declaring the Scheme to be compatible with the common market, either unconditionally or subject to such conditions, obligations, undertakings or modifications as shall be reasonably acceptable to iSOFT and Bidder, or the Scheme being deemed to be compatible with the common market under Article 10(6) of the EU Regulation, and if the Proposed Transaction has been referred back (or deemed to have been referred back) in part to the Competition Authority of any EU Member State under Article 4(4) or Article 9 of the EU Regulation, the European Commission having adopted a decision referred to in sub-paragraphs (I), (II) or (III) above in respect of any and all parts of the Scheme not so referred to a Competition Authority of a Member State;

(B)
in so far as the Scheme (or any part of it) falls within the jurisdiction of the Office of Fair Trading or the Secretary of State in the United Kingdom (including as a result of a referral under Article 4(4) or Article 9 of the EU Regulation) either:

I	it being indicated in terms reasonably satisfactory to iSOFT and Bidder that neither the Scheme nor any matter arising from it will be referred to the Competition Commission in the United Kingdom; or

II
following a reference of the Scheme or any matters arising from it to the Competition Commission, iSOFT and Bidder being reasonably satisfied that the Competition Commission will not take any action of the type specified in section 41(2) of the Enterprise Act 2002 in relation to the Scheme or any part of it, and that the Secretary of State has not and will not take any action of the type specified in section 55(2) or section 66(6) of the Enterprise Act 2002; and

(C)
in so far as it is necessary for the Scheme, in whole or in part, to be notified to the Competition Authority of any other jurisdiction, or to the extent that the European Commission refers (or is deemed to have referred) the Scheme in whole or in part to any such Competition Authority under Article 4(4) or Article 9 of the EU Regulation:

I
all consents and approvals of any such Competition Authority which are required to be obtained before the Scheme may be completed having been obtained either unconditionally or subject to such conditions, obligations, undertakings or modifications as shall be reasonably acceptable to iSOFT and Bidder; and

II	all applicable mandatory waiting periods in connection with any such filings, submissions or notification having expired or been terminated.

(iii)	all consents, approvals and certificates required from ASIC and ASX by iSOFT that are necessary or reasonably desirable to implement the Scheme.

(g)	(No iSOFT Prescribed Event) No iSOFT Prescribed Event occurs between the date of this Agreement and 8.00 am on the Second Court Date.

(h)	(No Bidder Prescribed Event) No Bidder Prescribed Event occurs between the date of this Agreement and 8.00 am on the Second Court Date.

(i)	(No iSOFT Material Adverse Change) No iSOFT Material Adverse Change occurs between the date of this Agreement and 8.00 am on the Second Court Date.

(j)	(No Bidder Material Adverse Change) No Bidder Material Adverse Change occurs between the date of this Agreement and 8:00 am on the Second Court Date.

(k)
(No change of iSOFT Board recommendation) Between the date of this Agreement and iSOFT Shareholders voting on the Scheme at the Scheme Meeting, a Majority of the iSOFT Board do not change, qualify or withdraw their Recommendation.

(l)
(Independent Expert's report) The Independent Expert issues its report before the date on which the Scheme Booklet is provided to ASIC and the Independent Expert concludes that the Scheme is in the best interest of iSOFT Shareholders (and does not change that conclusion prior to 8.00am on the Second Court Date).

(m)
(Other Securities): by 8.00am on the Second Court Date, iSOFT has fulfilled all of its obligations under clause 14.1 and the iSOFT Board has passed all necessary resolutions (including under the EIP Rules) to ensure that the Performance Rights will vest, and that each holder of a Performance Right will be issued with an iSOFT Share in respect of each Performance Right held by them subject to and with effect from the Effective Date.

(n)	(No breach of material covenants) as at 8.00am on the Second Court Date, there has been no breach by iSOFT of its obligations under clause 6.8(f)(i) or clause 6.8(g).

Option Scheme Conditions

3.2
Subject to this clause 3, the Option Scheme will not become Effective and the obligations of the parties in relation to the Option Scheme (including the obligations of Bidder to pay the Option Scheme Consideration to Optionholders under the Option Scheme Deed Poll) do not become binding until each of the following Conditions is satisfied or waived in accordance with clauses 3.6 to 3.12:

(a)	(Scheme Effective) The Scheme becomes Effective.

(b)
(ASX waiver) ASX grants a waiver of any requirement under Listing Rule 6.23 in respect of the Option Scheme or iSOFT Shareholders give any necessary approvals under Listing Rule 6.23 in relation to the Option Scheme.

(c)	(Orders convening Option Scheme Meeting) The Court orders the convening of the Option Scheme Meeting under section 411(1) of the Corporations Act.

(d)	(Optionholder Approval) Optionholder Approval is obtained at the Option Scheme Meeting.

(e)
(Court approval of Option Scheme) The Court makes orders under section 411(4)(b) of the Corporations Act approving the Option Scheme either unconditionally or on conditions that do not impose unduly onerous obligations on either party (acting reasonably) on the Second Court Date.

(f)	(Order lodged with ASIC) An office copy of the Court order approving the Option Scheme is lodged with ASIC as contemplated by section 411(10) of the Corporations Act on or before the Sunset Date.

Reasonable endeavours

3.3	Each of iSOFT and Bidder must use its reasonable endeavours to procure that. and Bidder must procure that its Related Bodies Corporate use their reasonable endeavours to procure that:

(a)
each of the Conditions is satisfied as expeditiously as possible and in any event on or before the Sunset Date and continues to be satisfied at all times until the last time it is required to be satisfied (as the case may require), including providing all reasonable assistance to the other party which is necessary to satisfy such Conditions; and

(b)	there is no occurrence within the control of iSOFT or Bidder (as the context requires) or their Subsidiaries that would prevent the Conditions from being satisfied.

3.4	Without limiting clause 3.3, iSOFT or Bidder (as the context requires) must:

(a)	promptly apply for all relevant Regulatory Consents and provide the other party with a copy of all those applications;

(b)	take all the steps for which it is responsible as part of the Regulatory Consent process, including responding to requests for information at the earliest practicable time;

(c)
provide the other party with all information reasonably requested in connection with the applications for Regulatory Consents.  Where the information is confidential or commercially sensitive to the party, it may provide the information directly to the relevant Government Agency; and

(d)
use reasonable endeavours to consult with the other party in advance in relation to all material communications with any Government Agency relating to any Regulatory Consent and, so far as it is able, allow the other party and its Representatives the opportunity to be present at any meetings with any Government Agency.

Share splitting

3.5
If the Scheme is not approved by iSOFT Shareholders at the Scheme Meeting by reason only of the non-satisfaction of the Headcount Test and iSOFT considers (acting reasonably) that Share Splitting or some other abusive or improper conduct may have caused or contributed to the Headcount Test not having been satisfied, then iSOFT must:

(a)
apply for an order of the Court of the type contemplated by section 411(4)(a)(ii)(A) of the Corporations Act to disregard the Headcount Test and seek Court approval of the Scheme under section 411(4)(b) of the Corporations Act, notwithstanding that the Headcount Test has not been satisfied; and

(b)
make such submissions to the Court and file such evidence as counsel engaged by iSOFT to represent it in Court proceedings related to the Scheme, in consultation with Bidder, considers is reasonably required to seek to persuade the Court to exercise its discretion under section 411(4)(a)(ii)(A) of the Corporations Act by making an order to disregard the Headcount Test.

Waiver of Conditions

3.6	The Conditions in clauses 3.1(e) and (f) are for the joint benefit of iSOFT and Bidder and may only be waived jointly by them.

3.7	The Conditions in clauses 3.1(h), (j) and (l) are for the sole benefit of iSOFT and may only be waived by iSOFT.

3.8	The Conditions in clauses 3.1(g), (i), (k), (m) and (n) are for the sole benefit of Bidder and may only be waived by Bidder.

3.9	The Conditions in clauses 3.1(a), (b), (c), and (d) and clause 3.2 cannot be waived.

3.10	Any waiver of the Conditions in clause 3.1 (if permitted) must take place prior to 8.00 am on the Second Court Date to be effective.

3.11
Subject to clause 3.12, a waiver of any Condition precludes the party who has the benefit of the Condition from suing the other party for any breach of this Agreement that resulted from any breach or non-fulfilment of the Condition.

3.12
A party entitled to waive a Condition under this clause 3 may do so in its absolute discretion.  If the party who has the benefit of a Condition waives a breach or non-fulfilment of the Condition on one or more terms, and the other party agrees to those terms, then those terms will apply notwithstanding any inconsistency with clause 3.10. If the other party does not agree to the terms of any waiver, the relevant Condition will not be waived

Failure of Condition

3.13	Subject to clauses 6.4 and 3.15, if a Condition in clause 3.1:

(a)	is not satisfied or (where capable of waiver) waived by the date specified for its satisfaction; or

(b)	becomes incapable of being satisfied by the date specified for its satisfaction and is not waived,

and neither of the following has occurred:

(c)	the Independent Expert has opined to the effect that the Scheme is not in the best interest of iSOFT Shareholders; or

(d)	a Superior Proposal has been received,

then iSOFT and Bidder must consult in good faith with a view to determining whether:

(e)	the Scheme and/or Option Scheme may proceed by way of alternative means or methods;

(f)	to extend the relevant time or date for satisfaction of the Conditions in clause 3.1;

(g)
to change the date of the application to be made to the Court for orders under section 411(4)(b) of the Corporations Act approving the Scheme and/or Option Scheme or adjourning that application (as applicable) to another date agreed by iSOFT and Bidder; or

(h)	to extend the Sunset Date.

3.14
If iSOFT and Bidder are unable to reach agreement under clause 3.13 within five Business Days of the date on which they both become aware that a Condition in clause 3.1 is not satisfied or has become incapable of being satisfied (or, if earlier, by 8.00 am on the Second Court Date), or the parties are not required in the circumstances to consult under clause 3.13, then unless the relevant Condition in clause 3.1 is waived (and subject to clause 3.15):

(a)	the party entitled to the benefit of that Condition in clause 3.1; or

(b)	either iSOFT or Bidder in the case of a Condition in clause 3.1 which is for the benefit of both of them jointly,

may terminate this Agreement at any time prior to 8.00 am on the Second Court Date with immediate effect by written notice to the other party.

3.15
A party may not terminate this Agreement under clause 3.14 if the relevant Condition has not been satisfied, or is incapable of being satisfied, or there is an occurrence that will prevent the relevant Condition being satisfied by the date specified in this Agreement for its satisfaction, as a result of a breach of this Agreement by an act or omission of that party or its Related Bodies Corporate, which either alone or together with other circumstances, prevents that Condition being satisfied or capable of being satisfied.

3.16
Subject to the rights of the parties under clauses 7.7, 10,  and 11of this Agreement, following any termination under clause 3.14 no party will have any liability to the other parties in respect of this Agreement, other than in respect of a breach of this Agreement occurring prior to that termination.

Notice of changes

3.17
iSOFT must promptly notify Bidder, and Bidder must promptly notify iSOFT, after it becomes aware that any Condition has been satisfied, has become incapable of being satisfied or is not reasonably capable of being satisfied (having regard to the respective obligations of each party under clauses 3.3 and 3.4). Without limiting the obligations of the parties under the preceding sentence, the Bidder must keep iSOFT informed of all progress regarding the satisfaction of the Condition in clause 3.1(f)(ii) and must promptly notify iSOFT as soon as it becomes aware that that Condition has been satisfied or is unlikely to be satisfied in sufficient time as to allow Implementation prior to the Sunset Date. In such event iSOFT may terminate this Agreement with immediate effect by written notice to Bidder.

3.18
Upon receipt of notice given under clause 3.17, iSOFT or Bidder, as applicable, must give notice to the notifying party as soon as practicable as to whether or not it waives the breach or non-fulfilment of any Condition which has become incapable of being satisfied.

3.19	iSOFT must promptly notify Bidder, and Bidder must promptly notify iSOFT, of any change, matter, event or circumstance causing, or which so far as can reasonably be foreseen, would cause:

(a)	a representation or warranty in this Agreement to be breached; or

(b)	a material breach of this Agreement,

and must provide Bidder or iSOFT (as applicable) with reasonable details of the relevant breach.

Certificates

3.20	On the Second Court Date:

(a)
Bidder and iSOFT will provide a joint certificate to the Court confirming whether or not the Conditions set out in clauses 3.1(e) and (f) have been satisfied or waived in accordance with the terms of this Agreement;

(b)
iSOFT will provide a certificate to the Court confirming whether or not the Conditions set out in clauses 3.1(a), (b), (g), (i), (k), (l), (m) and (n) relating to the Scheme and clause 3.2 relating to the Option Scheme have been satisfied or waived in accordance with the terms of this Agreement; and

(c)	Bidder will provide a certificate to the Court confirming whether or not the Conditions set out in clauses 3.1(h) and (j) have been satisfied or waived in accordance with the terms of this Agreement.

iSOFT Material Adverse Change Condition

3.21
For the avoidance of doubt, if the Bidder asserts that an iSOFT Material Adverse Change has occurred, iSOFT shall have the burden of proving that any of the matters in paragraph (d) to (i) of the definition of iSOFT Material Adverse Change prevents the occurrence of, or prevents Bidder from asserting that there has been, an iSOFT Material Adverse Change.

4	Scheme of Arrangement

Scheme

4.1	iSOFT will propose a scheme of arrangement under which, subject to the Scheme becoming Effective, all of the Scheme Shares will be transferred to Bidder.

4.2
If the Court does not make orders on the First Court Date to convene the Option Scheme Meeting due to concerns it has regarding the Option Scheme and those concerns cannot be addressed by iSOFT without materially affecting the Timetable, iSOFT will discuss with the Bidder in good faith the most expedient way to proceed with the Option Scheme and if the parties cannot reach agreement within 2 Business Days of such discussions commencing (or such shorter period as the Court may allow on the First Court Date so that the Timetable is not materially affected), iSOFT may, to the extent that the Court makes orders to convene the Scheme Meeting on the First Court Date or on a subsequent date, implement only the Scheme and the Bidder Group will have no grounds for objecting (and will not object) to the implementation of the Scheme.

4.3
If the circumstances described in clause 4.2 occur, iSOFT will use its reasonable endeavours to work in good faith with the Bidder to seek to enter into agreements with as many Optionholders as possible, prior to the Implementation Date, whereby their Options will be cancelled in return for consideration paid by the Bidder.

Scheme Consideration

4.4
In consideration of the Scheme Shareholders transferring their Scheme Shares to Bidder at Completion, Bidder covenants in iSOFT’s favour (in its own right and separately as trustee for each of the iSOFT Shareholders) that Bidder will, on the Implementation Date and contemporaneously with the transfer of the Scheme Shares to Bidder, pay to each Scheme Shareholder the Scheme Consideration in accordance with the Scheme and the Deed Poll.

Option Scheme Consideration

4.5	iSOFT will propose a scheme of arrangement under which, subject to the Scheme and Option Scheme becoming Effective, all of the Scheme Options will be cancelled.

4.6
In consideration of the Scheme Optionholders having their Scheme Options cancelled at Completion, Bidder covenants in iSOFT’s favour (in its own right and separately as trustee for each of the Scheme Optionholders) that Bidder will, on the Implementation Date and contemporaneously with the cancellation of the Scheme Options, pay to each Scheme Optionholder the Option Scheme Consideration in accordance with the Option Scheme and the Option Scheme Deed Poll.

4.7
The parties acknowledge that iSOFT may be regarded as having more than one class of Optionholders such that iSOFT may be required (and is expressly permitted) to propose more than one Option Scheme in order for all of the Scheme Options to be cancelled and in that event:

(a)	iSOFT will proceed to implement each Option Scheme in accordance with the terms of this Agreement; and

(b)	all references in this Agreement to the Option Scheme will be interpreted as a reference to the each Option Scheme.

4.8
iSOFT is, after having taken advice from its legal counsel, solely responsible for determining whether it has one or more classes of Optionholders and the Bidder Group will have no grounds for objecting (and will not object) to any determination of the classes of Optionholders as determined by iSOFT.

Deed Poll and Option Scheme Deed Poll

4.9
Bidder covenants in favour of iSOFT (in its own right and separately as trustee for each of the iSOFT Shareholders and Optionholders) to execute and deliver prior to the First Court Date and (subject to its terms) perform the Deed Poll and Option Scheme Deed Poll.

5	Co-operation

Giving effect to Scheme and Option Scheme

5.1
Each party must use its reasonable endeavours to give effect to the Scheme and Option Scheme and must execute all documents and do all acts and things as may be necessary or desirable for the Implementation of the Scheme and Option Scheme substantially in accordance with the Timetable, subject to compliance with their respective obligations, powers and duties under this Agreement, their constituent documents and all applicable laws and the proper performance by the directors of each of iSOFT and Bidder of their fiduciary duties.

Scheme Booklet

5.2
iSOFT and Bidder must each use all reasonable endeavours and utilise all reasonable resources (including management, shareholder, marketing and corporate relations resources, as well as the resources of external advisers) to produce the Scheme Booklet as soon as reasonably practicable, and substantially in accordance with the Timetable, subject to compliance with their respective obligations, powers and duties under this Agreement.

6	Implementation

iSOFT’s obligations

6.1
iSOFT must take all reasonably necessary steps to propose, implement and complete the Scheme and Option Scheme in accordance with all necessary laws and regulations as soon as is reasonably practicable and substantially in accordance with the Timetable, including doing anything required on behalf of iSOFT Shareholders or Optionholders which iSOFT is authorised to do.  This includes:

(a)	(Scheme Booklet) Preparing the Scheme Booklet and dispatching the Scheme Booklet to iSOFT Shareholders and Optionholders (as applicable). The Scheme Booklet must:

(i)	include:

(A)	the Scheme and Option Scheme;

(B)
a notice of the Scheme Meeting, a notice of the Option Scheme Meeting and any other notice of meeting in respect of any resolution necessary or expedient to give effect to the Scheme and Option Scheme and proxy forms;

(C)	an explanatory statement in relation to the Scheme and Option Scheme issued under section 412 of the Corporations Act and registered by ASIC;

(D)	a copy of the Independent Expert’s report, a copy of this Agreement (without the schedules or annexures) and a copy of the executed Deed Poll and Option Scheme Deed Poll; and

(E)
a statement that each iSOFT director recommends that iSOFT Shareholders and Optionholders vote in favour of the Scheme and Option Scheme (as applicable), which may be expressed to be given (i) subject to the Independent Expert opining that the Scheme is in the best interests of iSOFT Shareholders and (ii) in the absence of a Superior Proposal; and

(ii)	comply with all applicable laws, including the Corporations Act, applicable ASIC guidance and policies (including Regulatory Guide 60) and the Listing Rules.

(b)
(Consultation) Providing Bidder with drafts of the Scheme Booklet, consulting with Bidder and giving Bidder and its Representatives a reasonable opportunity to provide input about the content and presentation of the Scheme Booklet, considering, in good faith, all reasonable comments made by the Bidder when producing a revised draft of the Scheme Booklet, and obtaining Bidder's consent to include the Bidder Scheme Information that is proposed to be included in the Scheme Booklet in the form and context in which it appears.

(c)
(Access to information) During the Exclusivity Period and subject to obtaining the consent of the iSOFT nominees on the Integration Committee, providing Bidder and its Representatives with reasonable access during normal business hours and within a reasonable time of a request by Bidder, to the iSOFT Group’s senior executives and directors, offices, properties and other facilities and information concerning the iSOFT Group for the purpose of implementing the Scheme;

(d)
(Information for regulatory filings) Providing Bidder and its Representatives with all information about iSOFT and its Subsidiaries that Bidder or its Representatives reasonably require to prepare the necessary documentation for obtaining any Regulatory Consents.

(e)
(Engage the Independent Expert) Engaging the Independent Expert to prepare and provide its report for inclusion in the Scheme Booklet, and providing all reasonable assistance and information to the Independent Expert to enable it to do so.

(f)
(Approval of draft for ASIC) As soon as practicable after the preparation of an advanced draft of the Scheme Booklet suitable for review by ASIC, procuring that a meeting of the iSOFT Board, or of a committee of the iSOFT Board appointed for this purpose, is convened to consider, and if thought fit, approve, that draft as being in a form appropriate for provision to ASIC for review.

(g)
(Liaison with ASIC) As soon as practicable after the date of this Agreement, providing an advanced draft of the Scheme Booklet, in a form approved in accordance with clause 6.1(f), to ASIC for review and approval for the purposes of section 411(2) of the Corporations Act and:

(i)	liaising with ASIC during the period of ASIC’s consideration of that draft of the Scheme Booklet; and

(ii)
keeping Bidder reasonably informed of any material matters raised by ASIC in relation to the Scheme Booklet, and using all reasonable endeavours in co-operation with Bidder to resolve any such matters.

(h)
(Approval of Scheme Booklet) As soon as practicable after the conclusion of the review by ASIC of the Scheme Booklet, procuring that a meeting of the iSOFT Board, or of a committee of the iSOFT Board appointed for this purpose, is convened to consider, and if thought fit, approve, the Scheme Booklet for dispatch to iSOFT Shareholders and Optionholders (as applicable), subject to the approval of the Court.

(i)
(Registration) Requesting ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme and Option Scheme in accordance with section 412(6) of the Corporations Act.

(j)	(Section 411(17)(b) statement) Applying to ASIC for a statement under section 411(17)(b) of the Corporations Act that ASIC has no objection to the Scheme and Option Scheme.

(k)	(Engage suitable counsel) Engaging suitable counsel to represent iSOFT in all Court proceedings related to the Scheme and Option Scheme.

(l)
(Regulatory notifications) Lodging with each Government Agency within the relevant time periods all necessary documentation and filings in relation to the Scheme and Option Scheme and the transactions contemplated by this Agreement.

(m)	(Court direction) Applying to the Court for orders under section 411(1) of the Corporations Act directing iSOFT to convene the Scheme Meeting and Option Scheme Meeting.

(n)
(Meetings) Taking all reasonable steps necessary to comply with the orders of the Court, including dispatching the Scheme Booklet to iSOFT Shareholders and Optionholders and convening and holding the Scheme Meeting and the Option Scheme Meeting.

(o)
(iSOFT Scheme Information) Taking all reasonable steps to ensure that the iSOFT Scheme Information is not false, misleading or deceptive in any material respect (whether by omission or otherwise) as at the Dispatch Date.

(p)
(iSOFT new information) Providing to iSOFT Shareholders and Optionholders (as applicable) any further or new information which arises after the Dispatch Date and prior to the Scheme Meeting or Option Scheme Meeting which is necessary to ensure that the information contained in the Scheme Booklet is not false, misleading or deceptive in any material respect (whether by omission or otherwise).

(q)
(Court approval of Scheme) If iSOFT Shareholder Approval is obtained at the Scheme Meeting and, if necessary, Bidder and iSOFT agree on the Business Day immediately following the Scheme Meeting that it can be reasonably expected that all of the Conditions (other than the Conditions in clauses 3.1(c) and 3.1(d)) will be satisfied or waived on or prior to 8.00 am on the proposed Second Court Date, applying (and, to the extent necessary, re-applying) to the Court for orders approving the Scheme.

(r)
(Court approval of Option Scheme) If Optionholder Approval is obtained at the Option Scheme Meeting and, if necessary, Bidder and iSOFT agree on the Business Day immediately following the Option Scheme Meeting that it can be reasonably expected that all of the Conditions (other than the Conditions in clauses 3.2(e) and 3.2(f)) will be satisfied or waived on or prior to 8.00 am on the proposed Second Court Date, applying (and, to the extent necessary, re-applying) to the Court for orders approving the Option Scheme.

(s)
(Lodge copy of Court order) Lodging an office copy of the Court order approving the Scheme and the Option Scheme (if made) with ASIC no later than 10.00 am on the next Business Day after the order is made.

(t)	(Registration) If the Scheme and/or Option Scheme becomes Effective, executing (as required) proper instruments of transfer of, and effecting and entering in:

(i)	the Register the transfer of, the Scheme Shares to Bidder under the Scheme on the Implementation Date; and

(ii)	the Option Register the cancellation of, the Scheme Options under the Option Scheme on the Implementation Date.

(u)
(Register information) Providing Bidder and its share registry with all information necessary, or reasonably requested, in order to assist Bidder to pay the Scheme Consideration and the Option Scheme Consideration.

(v)	(Employee consultation) Using reasonable endeavours to consult with employees of the iSOFT Group in those jurisdictions in which applicable legislation imposes such an obligation on the iSOFT Group.

(w)
(Communications with customers) In the period beginning on the date of this Agreement and ending at 8.00am on the Second Court Date, iSOFT must promptly inform Bidder of the outcome of any communications between any member of the iSOFT Group and its customers with whom it has contracts at the date of this Agreement (or potential customers to whom it has made a proposal to provide services at the date of this Agreement) where such customers or potential customers have indicated or communicated their intention to terminate or not renew their contracts with any member of the iSOFT Group (or not to enter into a contract with any member of the iSOFT Group).

Bidder's obligations

6.2
Bidder must take all reasonably necessary steps to implement the Scheme and the Option Scheme in accordance with all necessary laws and regulations as soon as is reasonably practicable and substantially in accordance with the Timetable.  This includes:

(a)
(Deed Poll and Option Scheme Deed Poll) Executing the Deed Poll and Option Scheme Deed Poll as soon as practicable on or before the First Court Date before the Scheme Booklet is dispatched to iSOFT Shareholders and Optionholders (as applicable).

(b)
(Bidder Scheme Information) Preparing and providing to iSOFT, in a form appropriate for inclusion in the Scheme Booklet, the Bidder Scheme Information that is proposed to be included the Scheme Booklet.

(c)	(Independent Expert's report) Providing all reasonable assistance and information to the Independent Expert in connection with the preparation of its report for inclusion in the Scheme Booklet.

(d)
(Representation) Procuring that it is represented by counsel at the Court hearings convened for the purposes of sections 411(1) and 411(4)(b) of the Corporations Act in relation to the Scheme and the Option Scheme, at which, through its counsel, Bidder will undertake (if requested by the Court) to do all things and take all steps within its power that may be necessary to ensure the fulfilment of its obligations under the Scheme and the Option Scheme, and, to the extent that leave of the Court is required for Bidder to be represented at those Court hearings, apply for that leave.

(e)	(Review of Scheme Booklet) As soon as reasonably practicable after delivery, reviewing the drafts of the Scheme Booklet prepared by iSOFT and providing comments on those drafts in good faith.

(f)
(Approval of draft for ASIC) As soon as reasonably practicable after the preparation of an advanced draft of the Scheme Booklet suitable for review by ASIC, procuring that a meeting of the appropriate decision-making body of Bidder is held to consider approving those sections of the draft that relate to Bidder as being in a form appropriate for provision to ASIC for review.

(g)
(Approval of Scheme Booklet) As soon as reasonably practicable after the conclusion of the review by ASIC of the Scheme Booklet, procuring that a meeting of the appropriate decision-making body of Bidder is held to consider approving those sections of the Scheme Booklet that relate to Bidder as being in a form appropriate for despatch to iSOFT Shareholders and Optionholders, subject to approval of the Court.

(h)
(Accuracy of Bidder Scheme Information) Before the Dispatch Date, confirming to iSOFT the accuracy of the Bidder Scheme Information contained in the Scheme Booklet, and consenting to the inclusion of that information in the form and context in which it appears in the Scheme Booklet, in each case subject to Bidder being reasonably satisfied as to those matters.

(i)
(Bidder Scheme Information) Taking all reasonable steps to ensure that the Bidder Scheme Information is not false, misleading or deceptive in any material respect (whether by omission or otherwise) as at the Dispatch Date.

(j)
(Bidder new information) Providing to iSOFT any further or new information about Bidder which arises after the Dispatch Date and prior to the Scheme Meeting which is necessary or reasonably required by iSOFT to ensure that the Bidder Scheme Information included in the Scheme Booklet is not false, misleading or deceptive in any material respect (whether by omission or otherwise).

(k)	(Scheme Consideration) If the Scheme becomes Effective, paying the Scheme Consideration in accordance with clause 4.4 on the Implementation Date.

(l)	(Option Scheme Consideration) If the Option Scheme becomes Effective, paying the Option Scheme Consideration in accordance with clause 4.6 on the Implementation Date.

(m)
(Regulatory notifications) Without limiting any obligation of Bidder under any other provision of this Agreement, lodging with each Government Agency within the relevant time periods all necessary documentation and filings required by law to be lodged by Bidder in relation to the Scheme and the transactions contemplated by this Agreement.

(n)
(Reasonable assistance) Without limiting any obligation of Bidder under any other provision of this Agreement, providing any assistance or information reasonably requested by iSOFT in relation to the Scheme and Option Scheme.

Timetable

6.3	Each of iSOFT and Bidder must use their reasonable endeavours to perform its obligations (and procure its Representatives to assist in that performance) substantially in accordance with the Timetable.

Conduct of appeals

6.4
If the Court refuses to grant an order convening the Scheme Meeting or the Option Scheme Meeting or approving the Scheme or the Option Scheme, then iSOFT and Bidder must consult with each other in good faith as to whether to appeal the Court's decision.  If, in the opinion of senior counsel obtained by either party within 5 Business Days of the Court's decision, there are reasonable prospects of successfully appealing the Court's decision then iSOFT must appeal the Court's decision, the cost of which is to be borne equally by iSOFT and Bidder.

iSOFT Board Recommendation

6.5	Subject to clauses 6.6, the iSOFT Board must:

(a)
unanimously recommend (in iSOFT's public announcements and the Scheme Booklet) that iSOFT Shareholders and Optionholders vote in favour of the Scheme and Option Scheme respectively, including that each iSOFT Director states (in iSOFT's public announcements and the Scheme Booklet) that he or she intends to vote all iSOFT Shares or Options held or controlled by him or her in favour of the Scheme and/or Option Scheme (qualified only by the words to the effect of "in the absence of a superior proposal" and, other than after the Independent Expert issues their report, "subject to the Independent Expert opining at all times prior to the Second Court Date that the Scheme and the Option Scheme is in the best interest of iSOFT Shareholders and Optionholders"); and

(b)	not subsequently change or withdraw its recommendation or his/her statement.

6.6	Clause 6.5 will cease to apply in either of the following circumstances:

(a)
the Independent Expert opines either prior to the despatch of the Scheme Booklet or prior to the Scheme Meeting to the effect that the Scheme or the Option Scheme is not in the best interest of iSOFT Shareholders or Optionholders; or

(b)	a Superior Proposal is publicly announced.

Conduct of business

6.7	During the Exclusivity Period, iSOFT must, and must ensure that its Subsidiaries, conduct their businesses in the ordinary and proper course of business and on usual commercial terms.

6.8	Without limiting clause 6.7, during the Exclusivity Period, iSOFT must, and must procure that each of its Subsidiaries:

(a)	use reasonable endeavours to preserve its relationships with customers, suppliers, licensors, licensees and joint venturers and others with whom it has business dealings;

(b)	use reasonable endeavours to retain all directors and senior managers of the iSOFT Group holding such positions on the date of this Agreement;

(c)	use reasonable endeavours to maintain its assets in good working order as is reasonably necessary to operate all material aspects of its business;

(d)	use reasonable endeavours to maintain and have in place, insurance over its assets and business to at least the same extent as that in place at the date of this Agreement;

(e)
use reasonable endeavours to comply in all material respects with all material contracts to which a member of the iSOFT Group is a party and with all material laws, authorisations and licences applicable to each member of the iSOFT Group;

(f)	subject to clause 6.10, not:

(i)
incur any additional financial indebtedness (except for draw-downs under the Existing Financing Facilities) or guarantee or indemnify the obligations of any person other than a member of the iSOFT Group in respect of obligations owed to another member of the iSOFT Group;

(ii)
except as required by law or as provided in an existing contract in place as at the date of this Agreement, make any material change to the terms of employment of (including increasing the remuneration or compensation of), or grant or pay any bonus, retention, severance or termination payment to, any Senior Manager;

(iii)
except as required by law or otherwise to the extent commercially necessary pursuant to contractual arrangements in effect on the date of this Agreement, enter into any enterprise bargaining agreement or similar collective employment agreement;

(iv)
undertake or agree to undertake capital expenditure in excess of $3 million in aggregate in respect of the iSOFT Group and in excess of $1 million in relation to any individual capital expenditure (although nothing in this paragraph restricts expenditure on software development consistent with the iSOFT Group's current software development program);

(v)	enter into any contract or commitment involving annual expenditure in excess of $2.5 million, other than in the ordinary course of conducting the businesses of the iSOFT Group;

(vi)
acquire or dispose of any business, asset, entity or undertaking, the value of which exceeds $1 million, individually or $3 million when aggregated with all such businesses, entities or undertakings, other than in the ordinary course of conducting the businesses of the iSOFT Group;

(vii)	pay a Senior Manager a termination payment, other than as provided for in an existing employment contract in place as at the date of this Agreement; or

(viii)	(except as required by law or by this Agreement) agree to do or announce and intention to do any of the things referred to in this clause 6.8(f)(i) through 6.8(f)(vii);

(g)	subject to clause 6.10, not:

(i)
in relation to money borrowed or raised by the iSOFT Group from, and debit balances of the iSOFT Group with, any bank or other financial institution, increase the levels of those borrowings or debit balances from their levels as at the date of this Agreement (as disclosed in the iSOFT Due Diligence Information) provided that this sub-clause (i) does not prevent the drawing of available amounts under the Existing Financing Facilities up to their limits as at the date of this Agreement (as disclosed in the iSOFT Due Diligence Information);

(ii)	vary or amend the terms of the Existing Financing Facilities which has the effect of increasing the level of those borrowings;

(iii)	guarantee, indemnify or provide security for the obligations of any person other than a member of the iSOFT Group in respect of obligations owed to another member of the iSOFT Group; or

(iv)	exceed current bank borrowing or cash reserve limitations;

(h)	not enter into or agree to enter into or vary any material terms of any joint venture, partnership or similar arrangements; and

(i)	not take any action which would be reasonably expected to give rise to an iSOFT Prescribed Event.

6.9
Except for the restrictions imposed in clauses 6.8(f)(i) and 6.8(g) which shall apply unless the conduct is approved by the Bidder in writing, any restriction on conduct which is imposed in clause 6.8 does not apply to the extent that:

(a)	the conduct is undertaken by a member of the iSOFT Group in conducting its businesses in the ordinary course of business;

(b)	the conduct is required or otherwise elected (acting reasonably) to be undertaken by iSOFT or its Subsidiary (as the case may be) in connection with:

(i)	the Scheme;

(ii)	the Option Scheme;

(iii)	the Deed Poll;

(iv)	the Option Scheme Deed Poll;

(v)	this Agreement;

(including with respect to the Performance Rights, Warrants and Convertible Notes in accordance with clause 14); or

(c)	the conduct is approved by Bidder (which approval must not be unreasonably withheld or delayed).

6.10
Subject to clause 6.11, if the Scheme does not become Effective by 15 June 2011 and iSOFT anticipates that it will require additional funding (having regard to the amounts available to be drawn down under the Facilities Agreement), iSOFT will give Bidder Parent 5 Business Days written notice that it will require Bidder Parent to provide funding under this clause.  On receipt of the notice from iSOFT, Bidder Parent will, subject to (i) iSOFT not having breached its obligations under clauses 6.8(f)(8) and 6.8(g); (ii) all of the other Conditions having been satisfied in each case as at 15 July 2011 or (in the opinion of the Bidder Parent acting reasonably) being capable of being satisfied by the Sunset Date; and (iii) iSOFT having first drawn down the full amount permitted under the Facilities Agreement, provide funding to, or arrange funding on behalf of, iSOFT for the period up to the Implementation Date (such funding to be advanced on a weekly basis and up to a maximum aggregate amount of $5 million on commercially reasonable terms to be agreed between Bidder Parent and iSOFT acting in good faith and which funding is to have a maturity date that exceeds the maturity date under the Facilities Agreement and be subordinate to the Facilities Agreement, but rank ahead of all other unsecured debt of iSOFT, including the Convertible Notes.  For the avoidance of doubt, any funding provided by Bidder Parent under this clause will not cause iSOFT to be in breach of its obligations under clauses 6.8(f)(8) or 6.8(g).

6.11
Subject to the Bidder Parent providing its consent in writing, the Lenders will have the right (but not the obligation) to provide the required funding to iSOFT, as an alternative to the Bidder Parent funding, on terms no more onerous than those offered by Bidder Parent.

Integration committee

6.12	The parties must work together in good faith:

(a)
from the date of this Agreement up to and including the Implementation Date, to obtain the regulatory approval referred in clause 3.1(f)(ii) and monitor any customers of iSOFT Group which cancel existing contracts or no longer wish to conduct business with the iSOFT Group, in each case principally as a result of the announcement of the Proposed Transaction;

(b)
from the date of receipt of the Independent Expert's report (provided that report concludes that, in the opinion of the Independent Expert, the Scheme is in the best interests of iSOFT Shareholders (subject to receipt of a Superior Proposal)) up to and including the Implementation Date, to commence planning for the merger and integration of iSOFT and Bidder following the Implementation Date, including meetings and planning sessions to prepare the iSOFT Group for a transition of its accounting reporting standards to GAAP so as to be consistent with that of the Bidder Group after the Implementation Date.

6.13
As soon as practicable after the date of this Agreement, Bidder and iSOFT must establish an operational committee, comprising equal numbers of nominees of Bidder and iSOFT nominees (not exceeding 3 each) for the purposes of the parties satisfying their respective obligations under clause 6.12.

6.14	The Integration Committee will meet weekly in person or by telephone.

6.15	Subject to clause 6.12(b), the Integration Committee will be provided with:

(a)
to the extent the iSOFT nominees on the Integration Committee have first provided their consent, reasonable access during normal business hours to iSOFT’s management level employees, offices and properties; and

(b)
the monthly management accounts and monthly operations reports of the members of the iSOFT Group within 3 Business Days of the date on which each such report is provided to the iSOFT Board and all such information as is provided by the iSOFT Group to the Lenders at the same time and with the same frequency as such information is provided to the Lenders, provided that nothing in this clause 6.15 obliges iSOFT to provide to the Bidder nominees on the Integration Committee any information:

(c)	concerning the iSOFT Board’s consideration of any matters relating to or in connection with the Scheme, the Option Scheme, this Agreement or a Competing Proposal; or

(d)	which would breach an obligation of confidentiality to any person or any applicable privacy laws;

(e)
(except for the information in clause 6.15(b), which can only be withheld on the grounds of legal professional privilege, if applicable) which the iSOFT Board acting in good faith determines not to disclose to any person for legal or commercial reasons (including any information subject to legal professional privilege); or

(f)
in the case of information provided under clause 6.15(b), that is different or in addition to the information iSOFT provides to the iSOFT Board in the usual and ordinary course consistent with past practice.

6.16	The parties acknowledge that the neither Bidder, Bidder Parent nor Bidder's nominees on the Integration Committee have any right to (prior to the Implementation Date):

(a)	attend any meetings of the iSOFT Board or sub-committees of the iSOFT Board;

(b)	demand copies of or review any minutes, board papers or other information pertaining to meetings of the iSOFT Board or any the board of directors of its Subsidiaries; and

(c)	direct, advise or instruct iSOFT, its Subsidiaries or any of their respective Officers.

Change of control rights

6.17
As soon as practicable after the date of the Scheme Meeting, iSOFT and Bidder must seek to identify any change of control or similar provisions in material leases, licences, permits and contracts to which iSOFT or an iSOFT Group company is a party which may be triggered by the Implementation of the Scheme.

6.18	In respect of those material leases, licences, permits and contracts, the parties agree as follows:

(a)
iSOFT and Bidder will agree a proposed course of action and then jointly initiate contact with the relevant landlords, counterparties or Government Agencies to notify them of the Proposed Transaction and seek and obtain the required change of control consents to the Proposed Transaction; and

(b)	iSOFT and Bidder must co-operate with, and provide reasonable assistance to, each other to make such notifications and obtain such consents as expeditiously as possible.

Appointing directors

6.19
As soon as practicable on the Implementation Date, after the transfer of the Scheme Shares to Bidder under the terms of the Scheme, and subject to receipt by iSOFT of signed consents to act from the nominee directors of Bidder, iSOFT must:

(a)	take all actions necessary to cause the appointment of the nominees of Bidder to the iSOFT Board; and

(b)	use reasonable endeavours to procure that all directors on the iSOFT Board (other than the ones nominated by the Bidder in clause 6.19(a) above) resign with effect from the Implementation Date.

7	Warranties

iSOFT Warranties

7.1
iSOFT represents and warrants to Bidder at the date of this Agreement and on each subsequent day until and including 8:00am on the Second Court Date (except that where any statement is expressed to be made only at a particular date and/or time it is given only at that date and/or time) that:

(a)	it and each of its Subsidiaries is a corporation validly existing under the laws of its place of incorporation;

(b)
it has taken all necessary corporate action to authorise entry into this Agreement and has taken or will take all necessary corporate action to authorise the performance of this Agreement and to carry out the transactions contemplated by this Agreement;

(c)	it has full corporate power to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement;

(d)
this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy, subject to laws generally affecting creditors' rights and the principles of equity;

(e)
this Agreement does not and will not conflict with or result in the breach of or default under any provision of its constitution or any material term or provision of any order, judgment, or law to which any member of the iSOFT Group is a party or is subject or by which any member of the iSOFT Group is bound;

(f)	it has obtained (or will have obtained prior to 8.00 am on the Second Court Date) all necessary consents and approvals (excluding the Regulatory Consents) to enable it to perform this Agreement;

(g)	as at the date of this Agreement its issued equity securities comprise:

(i)	1,070,595,874 ordinary shares;

(ii)	17,350,000 Options;

(iii)	5,750,000 Performance Rights;

(iv)	4,203,747 Warrants; and

(v)	45,969,469 Convertible Notes,

and there are no other preference shares of any class, rights, performance rights, shares, convertible notes or other securities on issue, and neither it nor any of its Subsidiaries are under any obligation to issue and have not granted any person the right to call for the issue of any securities in it or any of its Subsidiaries;

(h)	the iSOFT Scheme Information:

(i)	will comply in all material respects with the requirements of all applicable laws, including the Corporations Act, applicable ASIC guidance and policies and the Listing Rules; and

(ii)
be provided on the understanding that each of the Bidder Indemnified Parties will rely on that information for the purposes of preparing the Bidder Scheme Information and implementing the Scheme and the Option Scheme;

(i)
as at the Dispatch Date, the Scheme Booklet registered by ASIC under section 412(6) of the Corporations Act (excluding the Bidder Scheme Information included in the Scheme Booklet and the Independent Expert's report) will not be misleading or deceptive in any material respect (whether by omission or otherwise);

(j)
it is not in breach of its continuous disclosure obligations under Listing Rule 3.1 or periodic financial disclosure obligations under the Listing Rules or the Corporations Act and, subject to the announcement of the Scheme, Option Scheme and the execution of this Agreement in accordance with clause 10.1, as at the date of this Agreement iSOFT is not relying on Listing Rule 3.1A to withhold any information from disclosure under the Listing Rules;

(k)
it has not provided any information to any third party prior to the commencement of the Sale Process (in connection with any proposal which, if it were entered into after the date of this Agreement would be considered a Competing Transaction), which is not contained in the iSOFT Due Diligence Information;

(l)
the consolidated financial statements of iSOFT filed with ASIC for the financial years ended 30 June 2008, 30 June 2009 and 30 June 2010 and the half-year ended 31 December 2010 comply in all material respects with the Corporations Act as applicable at the relevant date;

(m)
iSOFT and each of its Subsidiaries has complied in all material respects with all Australian and foreign laws and regulations applicable to them, including the Australian Criminal Code Amendment (Bribery of Foreign Public Officials) Act 1999 (Cth);

(n)
there is no material misstatement or omission in the iSOFT Due Diligence Information when specific information is considered in the context of all other information comprising iSOFT Due Diligence Information, nor in the information contained in Public Filings, as at the date such information was prepared and/or filed; and

(o)	the iSOFT Forecasts have been prepared with all due care and prudence and on a reasonable basis.

iSOFT indemnity

7.2
iSOFT agrees with Bidder (on Bidder's own behalf and separately as trustee for each of the other Bidder Indemnified Parties) to indemnify and keep indemnified the Bidder Indemnified Parties from and against all Claims, liabilities and loss which any of the Bidder Indemnified Parties may suffer or incur by reason of any breach of any of the representations and warranties in clause 7.1.

7.3
For the purpose of clause 7.2, Bidder is taken to be acting as agent and trustee on behalf of and for the benefit of each of the Bidder Indemnified Parties.  iSOFT acknowledges that Bidder and each of the Bidder Indemnified Parties may bring action directly against iSOFT in respect of any breach of the iSOFT Warranties.

Bidder Warranties

7.4
Bidder represents and warrants to iSOFT at the date of this Agreement and on each subsequent day until and including 8:00am on the Second Court Date (except that where any statement is expressed to be made only at a particular date and/ or time  it is given only at that date and/or time) that:

(a)	each of the Bidder and the Bidder Parent is a corporation validly existing under the laws of its place of incorporation;

(b)
each of the Bidder and the Bidder Parent has taken all necessary corporate action to authorise the entry into this Agreement and has taken or will take all necessary corporate action to authorise the performance of this Agreement and to carry out the transactions contemplated by this Agreement;

(c)	each of the Bidder and the Bidder Parent has full corporate power to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement;

(d)
this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy, subject to laws generally affecting creditors' rights and the principles of equity;

(e)
this Agreement does not and will not conflict with or result in the breach of or default under any provision of the constitution of Bidder or Bidder Parent or any material term or provision of any order, judgment, or law to which the Bidder or Bidder Parent, is a party or is subject or by which Bidder or Bidder Parent is bound;

(f)
each of the Bidder and the Bidder Parent has obtained (or will have obtained prior to 8.00 am on the Second Court Date) all necessary consents and approvals (excluding the Regulatory Consents) to enable it to enter into and perform this Agreement;

(g)
as at the Dispatch Date, the Bidder Scheme Information, in the form and context in which it appears in the Scheme Booklet registered by ASIC under section 412(6) of the Corporations Act will not be false, misleading or deceptive in any material respect (whether by omission or otherwise);

(h)	the Bidder Scheme Information provided to iSOFT in accordance with clause 6.2(i) for inclusion in the Scheme Booklet will:

(i)	comply in all material respects with the requirements of all applicable laws, including the Corporations Act, applicable ASIC guidance and policies and the Listing Rules; and

(ii)
be provided on the understanding that each of the iSOFT Indemnified Parties will rely on that information for the purposes of preparing the Scheme Booklet and proposing and implementing the Scheme and the Option Scheme in accordance with the requirements of the Corporations Act;

(i)
all Bidder Scheme Information provided by or on behalf of Bidder to the Independent Expert to enable the Independent Expert's report to be prepared and completed will be provided on the understanding that the Independent Expert will rely upon that information for the purposes of preparing the Independent Expert's report for inclusion in the Scheme Booklet;

(j)
so far as it is aware (after making reasonable enquiries), all information provided by or on behalf of Bidder to iSOFT during the course of negotiations in relation to the Scheme and the Option Scheme and preparation of the Scheme Booklet is complete, accurate and not misleading in all material respects (including by omission);

(k)
as at the date of this Agreement, Bidder has available to it sufficient cash amounts from internal cash resources (including debt and equity financing) to satisfy Bidder's obligation to pay the Scheme Consideration and Option Scheme Consideration, to repay the Convertible Notes and to cancel the Warrants in accordance with its obligations under this Agreement, the Deed Poll and the Option Scheme Deed Poll; and

(l)
at 8.00am on the Second Court Date, Bidder will have available to it sufficient cash amounts from internal cash resources(including debt and equity financing) to satisfy Bidder's obligation to pay the Scheme Consideration and Option Scheme Consideration to repay the Convertible Notes and to cancel the Warrants in accordance with its obligations under this Agreement, the Deed Poll and the Option Scheme Deed Poll.

Bidder indemnity

7.5
Bidder agrees with iSOFT (on iSOFT's own behalf and separately as trustee for each of the other iSOFT Indemnified Parties) to indemnify and keep indemnified the iSOFT Indemnified Parties from and against all Claims, liabilities and loss which any of the iSOFT Indemnified Parties may suffer or incur by reason of any breach of any of the representations and warranties in clause 7.4.

7.6
For the purposes of clause 7.5, iSOFT is taken to be acting as agent and trustee on behalf of and for the benefit of each of the iSOFT Indemnified Parties.  Bidder acknowledges that iSOFT and each of the iSOFT Indemnified Parties may bring action directly against Bidder in respect of any breach of the Bidder Warranties.

Release

7.7	Each party:

(a)
releases its rights against, and will not make any Claim against, any past or present Representative of any other party in relation to anything done or purported to be done in connection with the Scheme and Option Scheme, any transaction contemplated by or warranty given in this Agreement, any information provided to it by another party or in relation to its execution or delivery of this Agreement to the extent that the past or present Representative has acted in good faith and has not engaged in any wilful misconduct.  Nothing in this clause 7.7(a) excludes any liability that may arise from wilful misconduct or bad faith on the part of any person; and

(b)	holds the releases in clause 7.7(a) in respect of its past and present Representatives as trustee for those Representatives.

7.8	Each representation and warranty in clauses 7.1 and 7.4:

(a)	is severable;

(b)	will survive termination of this Agreement; and

(c)	is given with the intent that liability under it is not confined to breaches which are discovered before the date of termination of this Agreement.

Survival of indemnities

7.9	Each indemnity in this Agreement (including those in clauses 7.2 and 7.5):

(a)	is severable;

(b)	is a continuing obligation;

(c)	constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this Agreement; and

(d)	will survive termination of this Agreement.

No other warranties or reliance

7.10
Each party acknowledges that no other party (nor any person acting on that other party's behalf) has made any warranty, representation or other inducement to it to enter into this Agreement, except for the representations and warranties expressly set out in this Agreement.

7.11
Each party acknowledges and confirms that it does not enter into this Agreement in reliance on any warranty, representation or other inducement by or on behalf of any other party, except for any warranty or representation expressly set out in this Agreement.

Notification of breach

7.12
iSOFT must promptly notify Bidder if at any time after the date of this Agreement iSOFT becomes aware that an iSOFT Warranty has ceased to be true and must also provide Bidder with reasonable details of that fact.

7.13
Bidder must promptly notify iSOFT if at any time after the date of this Agreement Bidder becomes aware that a Bidder Warranty has ceased to be true and must also provide iSOFT with reasonable details of that fact.

8	Termination

Termination for breach

8.1
Without prejudice to any other rights of termination under this Agreement, either party may terminate this Agreement by giving the other party written notice at any time before 8.00 am on the Second Court Date if:

(a)
the other party is in material breach of any term of this Agreement, or the other party is in breach of a warranty that is not qualified as to materiality or is in material breach of a warranty that is qualified as to materiality given by that other party under clause 7.1 and 7.4 on or before the Second Court Date; and

(b)	the party wishing to terminate this Agreement has given the other party a written notice setting out details of the breach and stating its intention to terminate this Agreement; and

(c)	the breach has not been remedied 5 Business Days (or any shorter period ending immediately before 8.00 am on the Second Court Date) from the date the notice under clause 8.1(b) is given.

Automatic termination

8.2	This Agreement will terminate automatically without the need for action by any party in the event that:

(a)	subject to paragraph (b), iSOFT Shareholder Approval is not obtained at the Scheme Meeting;

(b)	if clause 3.5 requires iSOFT to apply for the order referred to in that clause, the order is refused with the result that the Scheme is not approved by iSOFT Shareholders; or

(c)	the Scheme does not become Effective by the Sunset Date.

Termination by iSOFT or Bidder

8.3	Either of Bidder or iSOFT may terminate this Agreement by giving the other party written notice:

(a)	if the Court refuses to grant an order convening the Scheme Meeting or approving the Scheme and either:

(i)
Bidder and iSOFT fail to agree on conducting an appeal under clause 6.4 within 5 Business Days of the Court's decision and iSOFT is not otherwise obliged to conduct an appeal in accordance with clause 6.4; or

(ii)	Bidder and iSOFT agree to conduct an appeal under clause 6.4 within 5 Business Days of the Court's decision but the appeal is unsuccessful; or

(b)	if the Scheme is not approved by the Court under section 411(4)(b) of the Corporations Act on or before the Sunset Date; or

(c)	in accordance with clause 3.14.

8.4
This Agreement may not be terminated by a party under clauses 8.1 or 8.3 if the relevant event described in clauses 8.1 or 8.3 is a result of (either alone or together with other events or circumstances) an act or omission by that party or any of its Subsidiaries that results in a breach of this Agreement.

Termination following Superior Proposal

8.5
Without prejudice to any other rights of termination under this Agreement, either Bidder or iSOFT may terminate this Agreement by giving the other party written notice at any time before 8.00 am on the Second Court Date if the iSOFT Board determines and publicly announces that a Competing Proposal is a Superior Proposal.

Effect of termination

8.6
If either iSOFT or Bidder terminates this Agreement under clauses 3, 14 or 8, this Agreement and the parties' obligations under it cease, other than obligations under this clause and clauses  7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 9, 10, 11, 15, 17 and 18 which will survive termination.

8.7	Termination of this Agreement under clauses 3 or 8 does not affect any accrued rights of a party in respect of a breach of this Agreement prior to termination.

9	Break Fee

Background

9.1	iSOFT and Bidder acknowledge that, if they enter into this Agreement and the Scheme is subsequently not implemented, Bidder will incur significant costs including those described in clause 9.3.

9.2	In the circumstances referred to in clause 9.1, Bidder has requested that provision be made for the payments outlined in clause 9.5, without which Bidder would not have entered into this Agreement.

Costs incurred by Bidder

9.3	The fee payable under clause 9.5 has been calculated to reimburse Bidder for the following:

(a)	fees for legal and financial advice in planning and implementing the Scheme;

(b)	reasonable opportunity costs incurred in engaging in the Scheme or in not engaging in other alternative acquisitions or strategic initiatives;

(c)	costs of management and directors’ time in planning and implementing the Scheme;

(d)	out of pocket expenses incurred in planning and implementing the Scheme; and

(e)	costs associated with the financing arrangements in respect of the Scheme,

and in each case, incurred by the Bidder directly or indirectly as a result of having entered into this Agreement and pursuing the Scheme.

9.4	The parties acknowledge that

(a)
the amount of fees, costs and losses referred to in clause 9.3 is inherently unascertainable and that, even after termination of this Agreement, the costs will not be able to be accurately ascertained; and

(b)	the amount payable under clause 9.5 is a genuine and reasonable pre-estimate of those fees, costs and losses.

Payment by iSOFT to Bidder

9.5	Subject to clauses 9.6, 9.7, and 9.9, iSOFT agrees to pay to the Bidder $1,820,012 (exclusive of GST) (Break Fee) if:

(a)	the Bidder validly terminates this Agreement pursuant to clause 8.1 (Material Breach);

(b)	either the Bidder or iSOFT terminates this Agreement pursuant to clause 8.5 (Superior Proposal); or

(c)
the iSOFT Board fails to make the Recommendation in accordance with clause 6.5 or a Majority of the iSOFT Board changes their Recommendation other than in circumstances where the Independent Expert has opined that the Scheme or Option Scheme is not in the best interests of iSOFT Shareholders or Optionholders (as applicable).

9.6	No Break Fee is payable if:

(a)	the Scheme becomes Effective; or

(b)	iSOFT validly terminates this Agreement in accordance with clause 3.14 or 8.1.

9.7	The Break Fee is only payable once and the maximum amount payable by iSOFT under clause 9.5 is $1,820,012 (exclusive of GST).

Payment of Break Fee

9.8	iSOFT must pay the Bidder the Break Fee within five Business Days of receipt by iSOFT of a demand for payment from Bidder made after the occurrence of the event referred to in clause 9.5.

Compliance with law

9.9
If it is finally determined following the exhaustion of all reasonable avenues of appeal to the Takeovers Panel or a Court that all or any part of the Break Fee required to be paid under clause 9.5 (iSOFT Impugned Amount):

(a)	is unlawful;

(b)	involves a breach of directors’ duties; or

(c)	constitutes unacceptable circumstances or breaches an order of the Takeovers Panel,

then:

(d)	the requirement to pay the Break Fee does not apply to the extent of the iSOFT Impugned Amount; and

(e)	if Bidder has received the iSOFT Impugned Amount, it must refund it within five Business Days of the final determination being made,

and iSOFT must not seek any such determination.

Exclusive remedy

9.10
Despite any other provision of this Agreement, where the Break Fee becomes payable to Bidder under this Agreement (or would be payable if a demand was made), Bidder cannot make any Claim against iSOFT or any other iSOFT Indemnified Party:

(a)	unless it has first demanded (but has not received from iSOFT) payment of the Break Fee; or

(b)	following payment of Break Fee by iSOFT.

Regulatory intervention

9.11
If, following the exhaustion of all reasonable avenues of appeal, any regulatory body (including ASIC or the Takeovers Panel) or a Court finally determines or requires any modification (including requiring such a modification as a condition of consenting to or approving the Scheme or as a condition of not opposing the Scheme) to the Break Fee, including as to the amount or circumstances in which it is to be paid, then:

(a)	the parties will accept this determination and amend this Agreement to that extent; and

(b)	it will not result in a breach of this Agreement or termination of the transactions contemplated by it.

10	Public announcements

Announcement of the Scheme

10.1	Immediately after the execution of this Agreement, the parties must issue public announcements in a form previously agreed to in writing between them.

Public announcements

10.2
Except as permitted under clause 10.1, neither party may make a public announcement about this Agreement (including any termination of this Agreement), the Scheme Booklet, the Scheme or the Option Scheme unless:

(a)	the other party has approved the form of the announcement (acting reasonably); or

(b)	applicable law or the Listing Rules requires an announcement to be made, subject to clause 10.5.

10.3	Neither party may make a submission for any Regulatory Consents under this Agreement before reasonably consulting with the other party.

10.4	The parties must use all reasonable endeavours to participate constructively and promptly with respect to the approvals and consultation contemplated by clauses 10.2, 10.3 and 10.5.

Required disclosure

10.5
If applicable law or the Listing Rules require a party to make an announcement or disclosure about the subject of this Agreement (including termination of this Agreement), the Scheme Booklet, the Scheme or the Option Scheme, that party may only do so after it has given the other party prior notice (of at least one Business Day if possible, subject to complying with all applicable laws and duties, and the Listing Rules) and consulted with the other party about the form and content of the announcement or disclosure.

Statements on termination

10.6	Without limiting clause 10.2, the parties must act in good faith and use all reasonable endeavours to issue an agreed statement or announcement in respect of any termination of this Agreement.

11	Confidentiality

Confidentiality Agreement

11.1	The parties agree and acknowledge that:

(a)	the Bidder Parent and iSOFT are bound by the terms of the Confidentiality Agreement;

(b)	the Bidder will be bound by all of the terms, and subject to all of the conditions, of the Confidentiality Agreement as if it were a Receiving Party (as defined in the Confidentiality Agreement),

except that the terms of this Agreement will prevail over the Confidentiality Agreement to the extent of any inconsistency.

Privacy

11.2
Each party acknowledges that the other has obligations under the Privacy Act 1988 (Cth) in relation to personal information (defined as any information identifying or potentially identifying an individual) in its possession and form part of the information provided by or on behalf of that party to the other party. If a party receives information containing personal information from or on behalf of the other party, the party undertakes to comply with the obligations under the Privacy Act 1988 (Cth) to the same extent and degree as the party from whom it has obtained the information is bound to observe them.

12	Conduct of Court proceedings

12.1	Nothing in this Agreement gives any party any right or power to make undertakings to the Court for or on behalf of another party without that party's written consent.

12.2
Each party agrees to give all undertakings to the Court in all Court proceedings which it is reasonably required to give (on an individual basis) to obtain Court approval and confirmation of the Scheme and Option Scheme as contemplated by this Agreement.

13	Exclusivity

No shop

13.1
During the Exclusivity Period, iSOFT must not, and must ensure that its Representatives do not, except with the prior written consent of the Bidder, solicit, invite or encourage any Competing Proposal or initiate discussions with any third party with a view to obtaining any expressions of interest, offer or proposal from any person in relation to a Competing Proposal.

No talk and no due diligence

13.2	Subject to clause 13.1, during the Exclusivity Period, iSOFT must not and must ensure that its Representatives do not, except with the prior written consent of the Bidder:

(a)	participate in any negotiations in relation to a Competing Proposal or which may reasonably be expected to lead to a Competing Proposal;

(b)	enter into any relevant agreement in connection with a Competing Proposal; or

(c)	provide any information to a third party for the purposes of enabling that party to make a Competing Proposal.

Exceptions

13.3	Clause 13.2 does not apply if the iSOFT Board, acting in good faith, determines that:

(a)	the Competing Proposal is a Superior Proposal or the steps which the iSOFT Board proposes to take may reasonably be expected to lead to a Competing Proposal which is a Superior Proposal; and

(b)	having taken advice from its legal advisers, not taking an action (that would otherwise contravene clause 13.2) would be likely to constitute a breach of its fiduciary or statutory duties.

iSOFT warranty and undertakings

13.4
iSOFT warrants as at the date of this Agreement that it has, and its Representatives have, ceased any existing discussions or negotiations with all third parties which may reasonably be expected to lead to a Competing Proposal.

13.5
During the Exclusivity Period, without limiting clause 13.3, iSOFT must not provide any non-public information to a person in connection with or to directly or indirectly encourage a Competing Proposal unless:

(a)
that person has entered into a confidentiality agreement with iSOFT and, to the extent that person is not already a party to a confidentiality agreement with iSOFT, iSOFT has used reasonable endeavours to negotiate a confidentiality agreement that is on no less onerous terms than the Confidentiality Agreement; and

(b)	any non-public information provided to that person is also provided to Bidder (unless the information has already been provided to Bidder, the Bidder or its Representative).

13.6	During the Exclusivity Period, iSOFT must:

(a)	as soon as reasonably practicable, ensure that the electronic data room access granted to any third party prior to the date of this Agreement in connection with a Competing Proposal is withdrawn; and

(b)	not grant any waivers or agree to any amendments under any confidentiality agreements entered into in connection with a Competing Proposal (before the date of this Agreement).

Notice of Competing Proposal

13.7

(a)	During the Exclusivity Period, iSOFT must:

(i)
promptly notify the Bidder if it or any of its Representatives receive any Competing Proposal or written proposal which may reasonably be expected to lead to a Competing Proposal (including any variation of a Competing Proposal made prior to the date of this Agreement);

(ii)
as soon as reasonably practicable provide written notice of the identity of the party or parties involved in the written proposal and the material terms of the proposal (each a Competing Proposal Notice); and

(iii)	provide the Bidder with regular updates on the status of any such written proposal,

other than to the extent prohibited under a confidentiality agreement entered into with the relevant third party (in which case iSOFT must notify Bidder that there has been an approach, but not the identity of the party that has made that approach).

(b)	If iSOFT gives Bidder a Competing Proposal Notice, iSOFT agrees that it will not, until the expiration of three Business Days following the receipt of the Competing Proposal Notice by Bidder:

(i)	enter into any legally binding agreement with respect to the Competing Proposal; or

(ii)	publicly recommend the Competing Proposal.

(c)	If iSOFT gives Bidder a Competing Proposal Notice, Bidder agrees that the notice will be Confidential Information of iSOFT (as defined in the Confidentiality Agreement).

(d)	If iSOFT gives a Competing Proposal Notice, Bidder will have the right, but not the obligation, at any time until the expiration of three Business Days following receipt of the notice to:

(i)	offer to amend the terms of the Scheme; or

(ii)
to propose any other transaction, which must be submitted to iSOFT in writing (each a Bidder Counterproposal), and if Bidder does so, the iSOFT Board must review the Bidder Counterproposal in good faith and in what the iSOFT Board considers is required to comply with its fiduciary and statutory duties, to determine whether the Bidder Counterproposal is more favourable to iSOFT Shareholders than the Competing Proposal.

(e)
If the iSOFT Board determines, in good faith and in order to satisfy what the iSOFT Board considers to be its fiduciary and statutory duties, that the Bidder Counterproposal is more favourable to iSOFT Shareholders than the Competing Proposal, then:

(i)	if the Bidder Counterproposal contemplates an amendment to the Scheme, the parties must enter into a deed amending this Agreement in relation to the Scheme and reflecting the Bidder Counterproposal;

(ii)
if the Bidder Counterproposal contemplates any other transaction, iSOFT must make an announcement as soon as reasonably practicable recommending the Bidder Counterproposal, in the absence of a more favourable proposal, and the parties must pursue implementation of the Bidder Counterproposal in good faith; and

(iii)	iSOFT must not take any of the steps referred to in clause 13.7(b).

13.8
Notwithstanding anything in clause 13.7, iSOFT will not be required to comply with any of the provisions in clause 13.7 if the iSOFT Board acting in good faith and in order to satisfy what it considers to be its fiduciary or statutory duties (having taken advice from its legal advisers) determines that complying with such obligations would be likely to constitute a breach of their fiduciary or statutory duties.

Normal provision of information

13.9	Nothing in this clause 13 prevents the iSOFT Group from:

(a)	providing information to its Representatives, the Lenders, rating agencies or any Government Agency;

(b)	providing information to customers, joint venturers and suppliers in the ordinary course of their businesses; or

(c)	making presentations to brokers, portfolio investors or analysts in the ordinary course of their businesses.

14	Other securities

Warrants and Convertible Notes

14.1	iSOFT must procure that, as soon as reasonably practicable after the date of this Agreement but in any event prior to the Second Court Date, that:

(a)
it executes a deed poll to amend the terms of the Convertible Note Deed Poll (with the approval and consent of Oceania) to provide for all of the Convertible Notes to be repaid by Bidder on behalf of iSOFT on the Implementation Date; and

(b)
it executes a deed poll to amend the terms of the Warrant Deed Poll (with the approval of Oceania), to provide for the Warrants to be extinguished on the Second Court Date and, subject to iSOFT obtaining the LR 6.23 Waiver or the Warrant Cancellation Approval, Bidder paying (on behalf of iSOFT) to Oceania the Warrant Consideration for each Warrant.

14.2	Bidder agrees that it will on Implementation:

(a)
pay the Convertible Note Redemption Amount to Oceania in full and final satisfaction of iSOFT’s obligation to repay the amounts outstanding in respect of the Convertible Notes in accordance with the Convertible Note Deed Poll; and

(b)
subject to iSOFT obtaining the Listing 6.23 Waiver or Warrant Cancellation Approval, pay the Aggregate Warrant Consideration to Oceania on behalf of iSOFT in accordance with the terms of the Warrant Deed Poll.

14.3
Bidder acknowledges and agrees that nothing in this Agreement limits or restricts in any way Oceania's exercise or enjoyment of its rights in relation to the voting, control and disposal of its iSOFT Shares.

Performance Rights

14.4
Subject to the Scheme becoming Effective, iSOFT must do all things reasonably necessary to facilitate the vesting and the subsequent automatic exercise of the Performance Rights in accordance with the EIP Rules after the Effective Date and prior to the Scheme Record Date, including by waiving all vesting conditions applicable to the Performance Rights pursuant to Rule 6.2 of the EIP Rules and then issuing to each holder of a Performance Right an iSOFT Share for each Performance Right upon exercise of the Performance Right.

15	Costs and stamp duty

Costs

15.1
Subject to clause 15.2, each party must bear its own costs and expenses (including professional fees and stamp duty) incurred by it in connection with the negotiation, preparation and execution of this Agreement and the implementation or attempted implementation of the Scheme and the Option Scheme.

Stamp duty

15.2
Bidder must pay all stamp duty and any related fines or penalties in respect of this Agreement, the Deed Poll, the Option Scheme Deed Poll and the acquisition of the Scheme Shares and Scheme Options in accordance with the Scheme and the Option Scheme and indemnify iSOFT (on iSOFT's own behalf and separately as trustee or nominee for the other iSOFT Indemnified Parties, iSOFT Shareholders and Optionholders) against any liability arising from failure to comply with this clause 15.2.

16	Guarantee and indemnity

Consideration

16.1	Bidder Parent agrees it has entered into this Agreement for valuable consideration including iSOFT, at the request of Bidder Parent, entering into this Agreement.

Guarantee

16.2	The Bidder Parent unconditionally and irrevocably guarantees to iSOFT the performance by Bidder of the Guaranteed Obligations.

Right to demand

16.3	If Bidder defaults in the performance of the Guaranteed Obligations, Bidder Parent must perform the Guaranteed Obligations immediately on demand by iSOFT.

Principal debtor

16.4	If the Guaranteed Obligations are not fully enforceable against or not fully recoverable from Bidder as debtor or from Bidder Parent as surety for any reason, including:

(a)	any legal limitation, disability, or lack of capacity, power or authority affecting Bidder or Bidder Parent or an improper exercise of power or authority by any person; or

(b)	any provision of this Agreement or any transaction relating to the Guaranteed Obligations being or becoming void, voidable, unenforceable or time-barred,

the Guaranteed Obligations:

(c)
are recoverable from, or enforceable against, Bidder Parent as though it had been incurred and owing by Bidder Parent and Bidder Parent was the sole and principal debtor in respect of the Guaranteed Obligations; and

(d)	must be paid or performed by Bidder Parent on demand by iSOFT.

Indemnity

16.5
Bidder Parent unconditionally and irrevocably indemnifies iSOFT against all Claims arising directly or indirectly from, or which iSOFT suffers or incurs in connection with the failure of Bidder Parent or Bidder to comply with or perform the Guaranteed Obligations.

(a)

16.6
The indemnity in clause 16.5 remains in effect even if the guarantee under clause 16.2 is not or ceases to be valid or enforceable against Bidder Parent for any reason, provided that the indemnity in clause 16.5 will terminate upon the performance of the Guaranteed Obligations.

16.7	Bidder Parent must immediately on demand by iSOFT pay to iSOFT any amount certified by iSOFT as payable under clause 16.5.

Continuing guarantee and indemnity

16.8	The guarantees and indemnities in this clause 16:

(a)	are continuing obligations;

(b)	survive termination of this Agreement; and

(c)	continue in full force and effect until all of the Guaranteed Obligations have been irrevocably performed in full, regardless of any intermediate payment or discharge in whole or in part.

16.9	It is not necessary for iSOFT to incur expense or make payment before enforcing a right of indemnity under this clause 16.

Obligations of Bidder Parent unaffected

16.10	Bidder Parent's obligations under this Agreement are not released or discharged by:

(a)	Bidder or Bidder Parent becoming insolvent;

(b)	any time, waiver, consent, indulgence or other concession granted to Bidder;

(c)	a release, forbearance to sue, discharge, relinquishment, compounding or compromising of the obligations of any party to this Agreement or of iSOFT or in respect of the Guaranteed Obligations;

(d)	any change in the constitution of Bidder or Bidder Parent or their absorption in, amalgamation with or merger into, or the acquisition of all or part of their undertaking by, any other person; or

(e)
an amendment of, supplement to or replacement of the obligations of any party to this Agreement, including any amendment, supplement or replacement under which Bidder's obligations are increased, Bidder incurs additional obligations or the time and method of payment by Bidder is varied.

17	Notices

Requirements

17.1	All notices must be:

(a)	in legible writing and in English;

(b)	addressed to the recipient at the address or fax number set out below or to any other address or fax number that a party may notify to the other:

 to iSOFT:

Address:	Darling Park Tower 2 Level 27 201 Sussex Street Sydney New South Wales 2000 Australia
Attention:	General Counsel
Fax no:	+61 2 8251 6801

 to Bidder:

Address:	26 Talavera Road Macquarie Park Sydney New South Wales 2113 Australia
Attention:	Thomas Knapp Deputy General Counsel
Fax no:	+612 9034 2198

and with a copy to Bidder and Bidder Parent:

Address:	3170 Fairview Park Drive Falls Church, Virginia 22042 USA
Attention:	William L. Deckelman, Jr. Vice President and General Counsel, CSC
Fax no:	+ 1 703.641.3168

(c)	signed by the party making the communication or by a person duly authorised by that party; and

(d)	sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia) or fax.

Receipt of notices

17.2	Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice will be considered to have been received:

(a)	if sent by hand, when left at the address of the recipient;

(b)	if sent by pre-paid post, three Business Days (if posted within Australia to an address in Australia) or ten Business Days (if posted from one country to another) after the date of posting; or

(c)	if sent by fax, on receipt by the sender of an acknowledgment or transmission report generated by the sender's machine indicating that the whole fax was sent to the recipient's fax number,

 but if a notice is served by hand, or is received by the recipient's fax, on a day that is not a Business Day, or after 5.00 pm (recipient's local time) on a Business Day, the notice will be considered to have been received by the recipient at 9.00 am (recipient's local time) on the next Business Day.

18	General

Entire agreement

18.1	To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement and the documents contemplated by it:

(a)	embody the entire understanding of the parties and constitutes the entire terms agreed on between the parties; and

(b)	supersede any prior agreements (whether or not in writing) between the parties.

Further assurances

18.2
Each party will promptly do everything necessary, including executing and delivering all further documents required by law or reasonably requested by the other party, to implement this Agreement, the Scheme and the Option Scheme.

No merger

18.3
The rights and obligations of the parties do not merge on completion of any transaction contemplated under this Agreement. They survive the execution and delivery of any assignment or other document entered into to implement any transaction contemplated under this Agreement.

Assignment

18.4	A party cannot assign, novate or otherwise transfer or deal in any other way with any of its rights or obligations under this Agreement without the other party's prior written consent.

Invalid or unenforceable provisions

18.5	If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.

Waiver and exercise of rights

18.6
A waiver by a party of a provision of, or of a right under, this Agreement is only binding on the party granting the waiver if it is given in writing and is signed by the party or an authorised officer of the party granting the waiver.

18.7	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

18.8	A single or partial exercise of a right by a party does not preclude another exercise of that right or the exercise of another right.

18.9	The failure to exercise, or the delay in exercising, a right does not operate as a waiver or prevent the party so failing or exercising its right from later doing so.

Amendment

18.10	Except as expressly provided to the contrary in this Agreement, this Agreement may only be amended by a document signed by or on behalf of each party.

Counterparts

18.11	This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

Rights cumulative

18.12
Except as expressly provided to the contrary in this Agreement or as permitted by law, the rights, powers and remedies provided in this Agreement are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this Agreement.

Consents or approvals

18.13	A party may give its approval or consent conditionally or unconditionally, or withhold its approval or consent, in its absolute discretion unless this Agreement expressly provides otherwise.

Severability

18.14	If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction, or the remaining provisions of this Agreement.

Enforceability

18.15	For the purpose of this Agreement:

(a)	Bidder is taken to be acting as agent and trustee on behalf of and for the benefit of all Bidder Indemnified Parties; and

(b)	iSOFT is taken to be acting as agent and trustee on behalf of and for the benefit of all iSOFT Indemnified Parties.

GST

18.16	Unless expressly included, the consideration for any supply under or in connection with this Agreement does not include GST.

18.17
To the extent that any supply made by a party to another party (Recipient) under or in connection with this Agreement is a taxable supply and a tax invoice has been provided to the Recipient, the Recipient must pay, in addition to the consideration to be provided under this Agreement for that supply (unless it expressly includes GST) an amount equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply.

18.18	The amount of GST payable in accordance with clause 18.17 will be paid at the same time and in the same manner as the consideration otherwise payable for the supply is provided.

Governing law and jurisdiction

18.19	This Agreement is governed by the laws of New South Wales, Australia.

18.20	Each party irrevocably and unconditionally:

(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia; and

(b)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Service of process

18.21	Each party agrees that a document required to be served in proceedings about this Agreement may be served:

(a)	by being delivered to or left at its address for service of notices under clauses 17.1 and 17.2; or

(b)	in any other way permitted by law.

 Execution

Executed as an agreement.

Signed by	)
iSOFT Group Limited	)
by a director and secretary/director:	)

/s/ Ron Series		/s/ Robert Ellis
Signature of director		Signature of director/secretary

Ron Series		Robert Ellis
Name of director (please print)		Name of director/secretary (please print)

Signed by	)
CSC Computer Sciences Australia Holdings Pty Limited	)
by a director and secretary/director:	)

/s/ Gavin Larkings		/s/ Tom Knapp
Signature of director		Signature of director/secretary

Gavin Larkings		Tom Knapp
Name of director (please print)		Name of director/secretary (please print)

Signed by	)
Computer Sciences Corporation	)
by an officer and secretary/officer:	)

/s/ Randy E. Phillips		/s/ William L. Deckelman, Jr.
Signature of officer		Signature of officer/secretary

Randy E. Phillips		William L. Deckelman, Jr.
Name of officer (please print)		Name of officer/secretary (please print)

Annexure 1

Timetable

Event	Indicative date
Enter into Scheme Implementation Agreement	30 March 2011
Provide Scheme Booklet to ASIC for review and comment	27 April 2011
First Court Date	11 May 2011
Scheme Booklet registered by ASIC and lodged with ASX	18 May 2011
iSOFT Board meeting to approve Scheme Booklet and its dispatch	18 May 2011
Dispatch Scheme Booklet to iSOFT Shareholders and Optionholders	18 May 2011
Latest date for return of completed proxy forms for Scheme Meeting	15 June 2011
Eligibility for voting at Scheme Meeting and Option Scheme Meeting determined	15 June 2011
Scheme Meeting and Option Scheme Meeting determined	17 June 2011
Second Court Date (SCD)	24 June 2011
Notify ASX of Court approval of the Scheme and Option Scheme	24 June 2011
Effective Date (lodge office copy of Court order approving the Scheme and Option Scheme with ASIC)	27 June 2011
iSOFT Shares suspended from trading on ASX	27 June 2011
Scheme Record Date	1 July 2011
Implementation Date	6 July 2011

Annexure 2

Option Scheme Deed Poll

CSC agrees to provide this Schedule supplementally to the Commission upon request.

Annexure 3

Deed Poll

CSC agrees to provide this Schedule supplementally to the Commission upon request.

Annexure 4

Scheme of Arrangement (Options)

CSC agrees to provide this Schedule supplementally to the Commission upon request.

Annexure 5

Scheme of Arrangement (Shares)

CSC agrees to provide this Schedule supplementally to the Commission upon request.

Annexure 5

Public announcement

CSC agrees to provide this Schedule supplementally to the Commission upon request.